UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Sajan, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Sajan, Inc.

(2)	Aggregate number of securities to which transaction applies:

The maximum number of shares of common stock to which this transaction applies is estimated to be 5,259,209, which consists of (A) 4,796,383 shares of common stock issued and outstanding as of May 8, 2017 and (B) 463,326 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock as of May 8, 2017.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 4,796,383 shares of common stock multiplied by the merger consideration of $5.83 per share and (B) 463,326 shares of common stock issuable upon the exercise of outstanding options to purchase shares of common stock multiplied by $1.03 (the difference between the merger consideration of $5.83 and the weighted average exercise price of such options of $4.80).

(4)	Proposed maximum aggregate value of transaction:

$28,440,139.

(5)	Total fee paid:

$3,296.

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT-SUBJECT TO COMPLETION, DATED MAY 12, 2017

TO THE STOCKHOLDERS OF SAJAN, INC.:

You are invited to attend a special meeting of the stockholders of Sajan, Inc., a Delaware corporation (“Sajan,” the “Company,” “we,” “our” or “us”), which we will hold at our offices, 625 Whitetail Boulevard, River Falls, Wisconsin 54022 (at the intersection of South U.S. 35 and Whitetail Boulevard), on [•], [•], 2017 at [•] local time. We refer to such meeting, including any adjournment or postponement thereof, as the “Special Meeting.”

At the Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 25, 2017 (as it may be amended from time to time, the “Merger Agreement”), by and among Sajan, Amplexor USA, Inc., a Delaware corporation (“Amplexor”), and Amplexor Falcon, Inc., a Delaware corporation and a wholly-owned subsidiary of Amplexor (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Sajan (the “Merger”), the separate existence of Merger Sub will cease, and Sajan will continue as the surviving corporation and a wholly-owned subsidiary of Amplexor. In connection with the Merger, you will also be asked to consider and vote on (1) a proposal to approve, on a non-binding and advisory basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger; and (2) a proposal to adjourn the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to approve the Merger and adopt the Merger Agreement or in the absence of a quorum.

If the Merger Agreement is adopted and the Merger is completed, Sajan will become a wholly-owned subsidiary of Amplexor, and, at the effective time, each share of our common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held in Sajan’s treasury immediately prior to the effective time of the Merger, which will be cancelled and retired without payment, and any dissenting shares) will be cancelled and converted into the right to receive the merger consideration of $5.83 per share in cash, without interest and subject to applicable withholding taxes, if any.

Our Board of Directors has unanimously adopted resolutions (i) declaring the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement fair to and in the best interests of Sajan and its stockholders, (ii) approving and declaring advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (iii) recommending that Sajan’s stockholders approve the Merger and adopt the Merger Agreement and (iv) directing that the approval of the Merger and the adoption of the Merger Agreement be submitted to the stockholders of the Company. Accordingly, our Board of Directors unanimously recommends that our stockholders vote (1) FOR the proposal to approve the Merger and adopt the Merger Agreement, (2) FOR the non-binding, advisory proposal to approve certain compensation that may be paid or become payable to our named executive officers in connection with the Merger, and (3) FOR the proposal to adjourn the Special Meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

Your vote is very important. The Merger cannot be completed unless holders of a majority of the outstanding shares of our common stock vote in favor of the proposal to approve the Merger and adopt the Merger Agreement. A failure to vote your shares of our common stock on the proposal to approve the Merger and adopt the Merger Agreement will have the same effect as a vote AGAINST the proposal to approve the Merger and adopt the Merger Agreement.

Holders of record of our common stock at the close of business on [•], 2017 will be entitled to vote at the Special Meeting or any adjournments thereof. The attached Proxy Statement provides you with detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement. We encourage you to read the Proxy Statement and the Merger Agreement carefully and in their entirety.

You may also obtain more information about Sajan from documents we have filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Whether or not you plan to attend the Special Meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the internet. If you attend the Special Meeting and wish to vote in person, you may revoke any proxy previously submitted and vote by ballot.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, [•], at [•].

Sincerely,

/s/ Shannon Zimmerman

Chairman of the Board of Directors,
Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This document is dated [•], 2017 and is first being mailed to stockholders on or about [•], 2017.

SAJAN, INC.
625 Whitetail Boulevard
River Falls, WI 54022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2017

TO THE STOCKHOLDERS OF SAJAN, INC.:

Please Take Notice that Sajan, Inc. will hold a Special Meeting of Stockholders (the “Special Meeting”) at the offices of Sajan, Inc., 625 Whitetail Boulevard, River Falls, Wisconsin 54022 (at the intersection of South U.S. 35 and Whitetail Boulevard), on [•], 2017 at [•] local time, or at any adjournment or adjournments thereof. We are holding the meeting for the purpose of considering and taking appropriate action with respect to the following:

1.	To adopt the Agreement and Plan of Merger, dated as of April 25, 2017 (as it may be amended from time to time, the “Merger Agreement”), by and among Sajan, Inc. (“Sajan”), Amplexor USA, Inc., a Delaware corporation (“Amplexor”), and Amplexor Falcon, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Amplexor (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Sajan (the “Merger”) and to approve the Merger;
2.	To consider and vote upon, on a non-binding and advisory basis, certain compensation that may be paid or payable to Sajan’s named executive officers in connection with the Merger; and
3.	To approve the adjournment of the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger and adopt the Merger Agreement or in the absence of a quorum.

Our Board of Directors unanimously recommends that our stockholders vote FOR each of the above proposals. Holders of record of our common stock at the close of business on [•], 2017 will be entitled to vote at the meeting or any adjournments thereof. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting.

Your vote is important. To vote your shares, please complete, sign, date and mail the enclosed proxy card promptly in the enclosed return envelope or submit your proxy by telephone or the internet prior to the Special Meeting to ensure that your shares will be represented at the Special Meeting. The prompt return of proxies will save us the expense of further requests for proxies.

By Order of the Board of Directors,

/s/ Shannon Zimmerman

Chairman of the Board of Directors,
Chief Executive Officer and President

[•], 2017

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting
of Stockholders To Be Held on [•], 2017:

The notice, proxy statement and form of proxy are available on the Investor Relations section of the Sajan, Inc. website at http://www.sajan.com/company/investor-relations/ and at http://www.cstproxy.com/sajan/2017.

YOUR VOTE IS IMPORTANT

If your shares are registered directly in your name:  If you are a stockholder of record, you may vote your shares through the internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately.

To vote by internet, please go to the website at www.cstproxyvote.com, 24 hours a day, seven days a week, until 7:00 p.m. Eastern Time on the day before the Special Meeting. Please have your proxy card available when you access the above website, and follow the prompts to vote your shares.

To vote by telephone, on a touch-tone telephone, call toll-free 1 (866) 984-0537, 24 hours a day, seven days a week, until 7:00 p.m. Eastern Time on the day before the Special Meeting. Please have your proxy card available when you call the above telephone number, and follow the prompts to vote your shares.

To vote by mail, please mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If your shares are held in the name of a broker, bank or other nominee:  You should receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to approve the Merger and adopt the Merger Agreement, without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the internet or by telephone or vote by ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you hold your shares through a broker, bank or other nominee, you must obtain from the record holder a valid legal proxy issued in your name in order to vote in person at the Special Meeting. A stockholder providing a proxy may revoke it at any time before the proxy is exercised by providing written notice of revocation dated after the date of the proxy to our Corporate Secretary at Sajan, Inc., 625 Whitetail Boulevard, River Falls, Wisconsin 54022, Attn: Corporate Secretary, by submitting a properly signed proxy with a later date, or by attending the Special Meeting and voting in person.

You should not return your stock certificate or send documents representing our Common Stock with the proxy card.  If the Merger is completed, the paying agent for the Merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of our Common Stock for the merger consideration.

We encourage you to read the accompanying Proxy Statement and its annexes carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or need help voting your shares of common stock, please contact our proxy solicitor:

i

ii

SUMMARY TERM SHEET

This summary highlights selected information from this Proxy Statement related to the merger of Amplexor Falcon, Inc. with and into Sajan, Inc., with Sajan, Inc. surviving as a wholly-owned subsidiary of Amplexor USA, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire Proxy Statement, the Annexes to this Proxy Statement, including the Agreement and Plan of Merger, dated as of April 25, 2017 (as it may be amended from time to time, the “Merger Agreement”), by and among Sajan, Inc., Amplexor USA, Inc., a Delaware corporation, and Amplexor Falcon, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Amplexor USA, Inc. The Merger Agreement is attached as Annex A to this Proxy Statement.

The Companies (page 14)

Sajan, Inc.

Sajan, Inc. (“Sajan,” the “Company,” “we,” “our” or “us”), a Delaware corporation, provides language translation services and technology solutions to companies located throughout the world, particularly in the technology, consumer products, medical and life sciences, financial services, manufacturing, government, and retail industries that are selling products into global markets. See the sections entitled “Where You Can Find Additional Information” and “The Companies — Sajan, Inc.”

Amplexor USA, Inc.

Amplexor USA, Inc. (“Amplexor”), a Delaware corporation, is a wholly-owned subsidiary of Amplexor International S.A. Amplexor International S.A. is a digital solution provider offering global compliance, digital experience and content solutions to customers across the world, in industries such as life sciences; manufacturing; energy and environment; the public sector and defense; and aerospace and transport. See the section entitled “The Companies — Amplexor USA, Inc.”

Amplexor Falcon, Inc.

Amplexor Falcon, Inc. (“Merger Sub”), a Delaware corporation, is a newly formed wholly-owned subsidiary of Amplexor USA, Inc. that does not have any active operations and was organized for the sole purpose of entering into the transactions contemplated by the Merger Agreement. See the section entitled “The Companies — Amplexor Falcon, Inc.”

The Merger (page 18)

You will be asked to consider and vote upon the proposal to approve the Merger and adopt the Merger Agreement. A copy of the Merger Agreement is attached as Annex A hereto. The Merger Agreement provides, among other things, that at the effective time of the Merger (the “Effective Time”), Merger Sub will be merged with and into Sajan, and each issued and outstanding share of common stock, par value $0.01 per share, of Sajan (the “Common Stock”), other than shares of Common Stock held in Sajan’s treasury immediately prior to the Effective Time, which will be cancelled and retired without payment (the “Treasury Shares”), and any shares of Common Stock held of record or beneficially by a person who has not voted in favor of approval of the Merger and adoption of the Merger Agreement and who is entitled to demand and properly demands appraisal rights with respect to such shares (the “Dissenting Shares”), will be converted automatically into the right to receive $5.83 per share in cash, without interest and subject to applicable withholding taxes, if any (the “Merger Consideration”).

The Special Meeting of Stockholders (page 15)

The special meeting of stockholders (including any adjournment or postponement thereof, the “Special Meeting”) will be held at the offices of Sajan, Inc., 625 Whitetail Boulevard, River Falls, Wisconsin 54022 (at the intersection of South U.S. 35 and Whitetail Boulevard), on [•], 2017 at [•] local time.

Purpose of the Special Meeting.  At the Special Meeting, you will be asked (1) to consider and vote on the proposal to approve the Merger and adopt the Merger Agreement, pursuant to which Merger Sub will be merged with and into Sajan; (2) to consider and vote on the proposal to approve, on a non-binding and advisory basis, certain compensation that may be paid or payable to Sajan’s named executive officers in connection with the Merger; and (3) to consider and vote on the proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to approve the Merger and adopt the Merger Agreement or in the absence of a quorum.

Who Can Vote at the Meeting.  You can vote at the Special Meeting, in person or by proxy, all of the shares of Common Stock you own of record as of [•], 2017, which is the record date for the Special Meeting. If you own shares of Common Stock that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain a legal proxy from them and vote the shares yourself at the Special Meeting. As of the record date, there were [•] shares of Common Stock outstanding held by approximately [•] holders of record.

What Vote is Required for Approval of the Merger Agreement.  Approval of the Merger and adoption of the Merger Agreement requires that stockholders holding a majority of the shares of our Common Stock outstanding at the close of business on the record date for the Special Meeting and entitled to vote on such proposal vote FOR the proposal to approve the Merger and adopt the Merger Agreement. A failure to vote your shares of Common Stock or an abstention from voting will have the same effect as a vote AGAINST the proposal to approve the Merger and adopt the Merger Agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, such failure to instruct your nominee will have the same effect as a vote AGAINST the proposal to approve the Merger and adopt the Merger Agreement.

Quorum.  A quorum will be present if holders of record of a majority of the shares of our Common Stock outstanding at the close of business on the record date are present in person or represented by proxy at the Special Meeting. If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned or postponed from time to time until a quorum is obtained.

Procedure for Voting.  You can vote shares you hold of record by attending the Special Meeting and voting in person or by mailing the enclosed proxy card or voting by telephone or through the internet. If your shares are held in street name by a broker, bank or other nominee, you should instruct such nominee on how to vote your shares using the instructions provided by such nominee. If you do not instruct such nominee to vote your shares, your shares will not be voted, which will have the same effect as a vote AGAINST the proposal to approve the Merger and adopt the Merger Agreement.

How to Revoke Your Proxy.  You may revoke your proxy and change your vote at any time before your proxy is voted at the Special Meeting. To revoke your proxy, you must (a) submit a new proxy with a more recent date than that of the first proxy by (1) following the internet voting instructions, (2) following the telephone voting instructions or (3) completing, signing, dating and returning a new proxy card to us, which must be received by us before the time of the Special Meeting; (b) providing written notice of revocation dated after the date of the proxy to our Corporate Secretary at Sajan, Inc., 625 Whitetail Boulevard, River Falls, Wisconsin 54022, Attn: Corporate Secretary; or (c) if you are a registered stockholder, attending the Special Meeting in person and delivering a proper written notice of revocation of your proxy. Attendance at the Special Meeting will not by itself revoke a previously granted proxy. Unless you decide to vote your shares in person, you should revoke your prior proxy in the same way you initially submitted it — that is, by internet, telephone or mail.

Recommendation of the Special Committee and the Board of Directors (page 22); Reasons for the Merger (page 22)

The Sajan Board of Directors (the “Board”) and a special committee of the Board (the “Special Committee”) have unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Special Committee and Board unanimously recommend that Sajan stockholders vote FOR the proposal to approve the Merger and adopt the Merger Agreement at the Special Meeting.

For a description of the reasons considered by the Special Committee and the Board in deciding to recommend approval of the Merger Agreement, see the section entitled “Proposal No. 1 — The Merger — Reasons for the Special Committee’s and our Board’s Recommendation in Favor of the Merger.”

Opinion of Sajan’s Financial Advisor (page 29)

The Special Committee has retained Dougherty & Company, LLC (“Dougherty”) as its financial advisor in connection with the potential sale of Sajan. Dougherty delivered an opinion to the Special Committee to the effect that, as of April 25, 2017 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the consideration to be received in connection with the Merger was fair, from a financial point of view, to the holders of our Common Stock. The full text of Dougherty’s written opinion, which is attached as Annex B to this Proxy Statement and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Dougherty, as of the date of such opinion.

Dougherty’s opinion was provided to the Special Committee (in its capacity as such) for its information and assistance in connection with its evaluation of the consideration to be received in connection with the Merger. Dougherty’s opinion and any materials provided in connection therewith did not constitute a recommendation to the Special Committee with respect to the Merger, nor does Dougherty’s opinion constitute advice or a recommendation to any holder of our Common Stock as to how to vote or act in connection with the Merger or otherwise. Dougherty’s opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be received in connection with the Merger by holders of our Common Stock to the extent expressly specified in such opinion and does not address any other term, aspect or implication of the Merger, the Merger Agreement (including, without limitation, the form or structure of the Merger) or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or any financing or other transactions related thereto.

For a description of the opinion that the Special Committee received from Dougherty, see “The Merger — Opinion of Sajan’s Financial Advisor.”

Certain Effects of the Merger on Sajan (page 18)

Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into Sajan, with Sajan surviving the Merger. Throughout this Proxy Statement, the term “Surviving Corporation” refers to Sajan as the surviving corporation following the Merger. If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Corporation.

The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Sajan and Amplexor in writing and specified in the Certificate of Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

Effect on Sajan if the Merger is Not Completed (page 18)

If the Merger Agreement is not approved by our stockholders or if the Merger is not consummated for any other reason, our stockholders will not receive any payment for their shares of Common Stock. Instead, we will remain a public company, the Common Stock will continue to be listed and traded on the Nasdaq Capital Market, a listing tier of The Nasdaq Stock Market LLC (“NASDAQ”), and registered under the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and we will continue to file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Under specified circumstances, we may be required to pay Amplexor a termination fee upon or following the termination of the Merger Agreement, as described in the section entitled “The Merger Agreement — Termination Fee.”

When the Merger Becomes Effective (page 42)

The Merger Agreement provides that the closing of the Merger will occur within three business days after the satisfaction or waiver of the conditions to the Merger, unless the Merger Agreement has been terminated or another time or date is agreed to in writing by the parties to the Merger Agreement.

As of the date of this document, the parties expect to complete the Merger during the summer of 2017. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger, and factors outside the control of Sajan or Amplexor may delay the completion of the Merger, or prevent it from being completed at all. There can be no assurances as to whether or when the Merger will be completed.

Treatment of Sajan Stock Options (page 43)

At the Effective Time, each option to purchase Common Stock that is outstanding, whether vested or unvested, shall immediately accelerate and vest and become exercisable and will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the aggregate number of shares of our Common Stock subject to such stock option immediately prior to the Effective Time multiplied by (b) the excess, if any, of the Merger Consideration over the per share exercise price of such stock option, less any taxes required to be withheld.

No Solicitation; Alternative Proposals (page 47)

The Merger Agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding competing transactions and the Board’s ability to change or withdraw its recommendation in favor of the Merger Agreement. Notwithstanding these restrictions, subject to the procedures set forth in the Merger Agreement, the Board may respond to bona fide competing proposals, withdraw its recommendation in favor of the Merger Agreement and terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal (as defined in the section entitled “The Merger Agreement — No Solicitation; Takeover Proposals”). Any action by the Board would be preceded by a recommendation of the Special Committee.

Change in Board Recommendation (page 48)

The Special Committee and the Board unanimously recommend that our stockholders vote FOR the proposal to approve the Merger and adopt the Merger Agreement. Nevertheless, the Board may make a change of recommendation or terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal (as defined in the section entitled “The Merger Agreement — No Solicitation; Takeover Proposals”) if, subject to the procedures set forth in the Merger Agreement, Sajan receives a bona fide, unsolicited competing proposal that the Board, after consultation with outside legal and financial advisors, concludes constitutes a Superior Proposal (taking into account any adjustments made by Amplexor to adjust the terms of the Merger Agreement) or if, subject to the procedures set forth in the Merger Agreement, there has been an intervening event unrelated to a competing proposal and, in any event, failure to take such action would be in breach of the Board’s fiduciary duties under applicable law. Any action by the Board would be preceded by a recommendation of the Special Committee.

Interests of Sajan’s Directors and Executive Officers in the Merger (page 35)

When considering the recommendation by the Special Committee and the Board in favor of the Merger Agreement and the Merger, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, yours, including the following:

•	payments in connection with stock options at the closing of the Merger, as described in the section entitled “The Merger Agreement — Treatment of Sajan Stock Options;”
•	the entitlement of certain of our executive officers to receive severance payments and benefits under their respective executive employment agreements in the event the executive officer’s employment is terminated in connection with the Merger either by the Surviving Corporation without cause or by the executive officer for good reason;
•	the expectation that Shannon Zimmerman will enter into a new employment agreement with the Surviving Corporation in connection with closing of the Merger, as described in the section entitled “Proposal No. 1 — The Merger — Interests of Sajan’s Directors and Executive Officers in the Merger — Employment Agreements;” and
•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

See the section entitled “Proposal No. 1 — The Merger — Interests of Sajan’s Directors and Executive Officers in the Merger.”

If the proposal to approve the Merger and adopt the Merger Agreement is approved by our stockholders and the Merger closes, any shares of our Common Stock held by our directors and executive officers will be treated in the same manner as outstanding shares of our Common Stock held by all of our other stockholders (other than Dissenting Shares or Treasury Shares).

The members of the Special Committee and the Board were aware of these interests of Sajan’s directors and executive officers and considered them, among other matters, when approving the Merger Agreement and the Merger and determining to recommend that its stockholders vote FOR the approval of the Merger Agreement and the Merger.

Material U.S. Federal Income Tax Consequences of the Merger (page 39)

If you are a U.S. holder (as defined under the section entitled “Proposal No. 1 — The Merger — Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of our Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of our Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Financing of the Merger (page 35)

Amplexor’s and Merger Sub’s obligations under the Merger Agreement are not subject to any financing condition. The parent company of Amplexor, Amplexor International S.A., has guaranteed the obligations of Amplexor under the Merger Agreement.

Conditions to Completion of the Merger (page 51)

The conditions to each party’s obligations to complete the Merger include the following:

•	the adoption of the Merger Agreement by our stockholders at the Special Meeting;
•	no governmental entity having jurisdiction over any party to the Merger Agreement having enacted or otherwise issued any orders or laws that make illegal, enjoin or otherwise prohibit the consummation of the Merger;
•	the receipt of all required consents, approval or other authorizations;
•	the execution of the employment agreement with Shannon Zimmerman;
•	the accuracy of the other party’s representations and warranties in the Merger Agreement, subject to certain qualifications; and
•	the other party’s performance in all material respects of its covenants and obligations under the Merger Agreement.

In addition, the conditions to Amplexor’s and Merger Sub’s obligations to complete the Merger also include the absence of a material adverse effect with respect to Sajan.

Termination (page 52)

The Merger Agreement may be terminated (subject, in each case, to certain limitations)

•	by the mutual written consent of Sajan and Amplexor;
•	by either Sajan or Amplexor, if:
•	the Merger has not occurred on or before October 25, 2017;
•	any governmental entity of competent jurisdiction has enacted or otherwise issued any orders or laws that make illegal, permanently enjoin or otherwise permanently prohibit the consummation of the Merger, and such order or law is final and non-appealable;

•	the required vote of our stockholders is not obtained at the Special Meeting; or
•	the other party has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement such that the closing conditions would not be satisfied and such breach is incapable of being cured by October 25, 2017; or
•	by Amplexor, if
•	the Board has changed its recommendation in favor of approval of the Merger Agreement and the Merger;
•	we have entered into any agreement with respect to a Superior Proposal, other than a confidentiality agreement;
•	we have breached or failed to perform any of the covenants and agreements related to our non-solicitation obligations under the Merger Agreement;
•	the Board has failed to reaffirm its recommendation in favor of approval of the Merger Agreement and the Merger within five business days following the public disclosure of a Superior Proposal;
•	the Board has failed to publicly recommend against any tender offer or exchange offer, and reaffirm its recommendation in favor of approval of the Merger Agreement and the Merger, within ten business days after the commencement of the tender offer or exchange offer; or
•	by Sajan in order to accept a Superior Proposal if authorized by the Board in compliance with the provisions of the Merger Agreement, provided that Sajan pays the termination fee concurrently with such termination.

Termination Fee (page 53)

Following termination of the Merger Agreement under specified circumstances generally relating to a competing transaction, Sajan may be required to pay Amplexor a termination fee of $1.5 million.

Regulatory Approvals (page 40)

The Merger is not subject to any required regulatory approvals.

Market Prices and Dividend Data (page 57)

Our Common Stock is traded on NASDAQ, under the symbol “SAJA.” The closing sale price of our Common Stock on April 25, 2017, which was the last trading day before the Merger was publicly announced, was $3.99 per share. On May 8, 2017 the most recent practicable date before the filing of this Proxy Statement, the closing price for our Common Stock was $5.70 per share.

Under the terms of the Merger Agreement, during the period from the date of the Merger Agreement until the Effective Time, we may not declare, set aside, or pay any dividend or distribution (whether in cash, stock, property or otherwise) to our stockholders without Amplexor’s written consent. We have not historically paid any dividends on our Common Stock.

Appraisal Rights (page 59)

If the proposal to approve the Merger and adopt the Merger Agreement is approved by our stockholders at the Special Meeting and the Merger is consummated, a Sajan stockholder who does not vote in favor of the proposal to approve the Merger and adopt the Merger Agreement and who otherwise complies with Section 262 of the DGCL will be entitled to demand payment for his or her shares and an appraisal of the value of those shares. The rights of dissenting stockholders under the DGCL are discussed in the section entitled “Appraisal Rights.” Any exercise of appraisal rights must be in accordance with the procedures set forth in Section 262 of the DGCL, which section is attached as Annex C to the Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the Special Meeting and the proposals to be voted on at the Special Meeting. These questions and answers may not address all of the questions that may be important to you as a stockholder of Sajan. Please refer to the more detailed information contained elsewhere in this document and the annexes to this document, which we urge you to read carefully and in their entirety. You may obtain the information incorporated by reference into this document without charge by following the instructions under the section entitled “Where You Can Find Additional Information.”

Q:	Why am I receiving this document?
A:	On April 25, 2017 Sajan entered into a definitive agreement providing for the Merger of Merger Sub, a wholly-owned subsidiary of Amplexor, with and into Sajan, with Sajan surviving the Merger as a wholly-owned subsidiary of Amplexor. You are receiving this document in connection with the solicitation of proxies by the Board in favor of the proposal to approve the Merger and adopt the Merger Agreement, the proposal to approve, on a non-binding and advisory basis, certain compensation that may be paid or payable to Sajan’s named executive officers in connection with the Merger, and the proposal to adjourn the Special Meeting, if necessary or appropriate.
Q:	What is a proxy?
A:	A proxy is your legal designation of another person to vote your shares of our Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called the Proxy Statement. The document used to designate a proxy to vote your shares of Common Stock is called the proxy card. The Board has designated Shannon Zimmerman and Michael Rogers, and each of them with full power of substitution, as proxies for the Special Meeting.
Q:	When and where is the Special Meeting?
A:	The Special Meeting will be held at 625 Whitetail Boulevard, River Falls, Wisconsin (at the intersection of South U.S. 35 and Whitetail Boulevard), on [•], 2017, at [•] local time.
Q:	Who is entitled to vote at the Special Meeting?
A:	Only holders of record of Common Stock as of the close of business on [•], 2017, the record date for the Special Meeting, are entitled to receive these proxy materials and to vote their shares at the Special Meeting. As of the close of business on the record date, there were [•] shares of Common Stock outstanding and entitled to vote at the Special Meeting, held by [•] holders of record. Each share of Common Stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the Special Meeting.
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, we have sent this Proxy Statement and your proxy card to you directly.

If your shares are held through a broker, bank or other nominee, you are considered the beneficial owner of your shares of Common Stock held in street name. In that case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid legal proxy from your broker, bank or other nominee.

Q:	What matters will be voted on at the Special Meeting?
A:	You will be asked to consider and vote on the following proposals:
•	to approve the Merger and adopt the Merger Agreement;
•	to approve, on a non-binding and advisory basis, certain compensation that may be paid or payable to our named executive officers in connection with the Merger; and
•	to approve the adjournment of the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to approve the Merger and adopt the Merger Agreement or in the absence of a quorum.
Q:	What is the proposed Merger and what effects will it have on Sajan?
A:	The proposed Merger is the acquisition of Sajan by Amplexor pursuant to the Merger Agreement. If the proposal to approve the Merger and adopt the Merger Agreement is approved by the holders of our Common Stock and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Sajan, with Sajan continuing as the Surviving Corporation. As a result of the Merger, Sajan will become a wholly-owned subsidiary of Amplexor. We will cooperate with Amplexor to de-list our Common Stock from NASDAQ and de-register under the Exchange Act as soon as reasonably practicable following the Effective Time of the Merger, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Corporation.
Q:	What happens if the Merger is not completed?
A:	If the Merger Agreement is not approved by our stockholders or if the Merger is not consummated for any other reason, our stockholders will not receive any payment for their shares of Common Stock. Instead, we will remain a public company, the Common Stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Under specified circumstances, we may be required to pay Amplexor a termination fee upon the termination of the Merger Agreement, as described in the section entitled “The Merger Agreement —  Termination Fee.”

Q:	What will I receive if the Merger is completed?
A:	Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $5.83 per share in cash, without interest and subject to applicable withholding taxes, if any, for each share of Common Stock that you own. For example, if you own 100 shares of Common Stock, you will receive $583.00 in cash in exchange for your shares of Common Stock, without interest and subject to applicable withholding taxes, if any. Upon completion of the Merger, you will not own shares in the Surviving Corporation.
Q:	What will the holders of Sajan stock options receive in the Merger?
A:	At the Effective Time, each option to purchase Common Stock that is outstanding, whether vested or unvested, shall immediately accelerate and vest and become exercisable and will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the aggregate number of shares of our Common Stock subject to such stock option immediately prior to the Effective Time multiplied by (b) the excess, if any, of the Merger Consideration over the per share exercise price of such stock option, less any taxes required to be withheld.
Q:	When do you expect the Merger to be completed?
A:	We are working toward completing the Merger as soon as possible, and currently expect to consummate the Merger during the summer of 2017. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to conditions, including approval of the Merger Agreement by our stockholders.

Q:	Am I entitled to appraisal or dissenters’ rights under Delaware Law?
A:	Yes. As a holder of Common Stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See the section entitled “Appraisal Rights.”
Q:	Will I be subject to U.S. federal income tax upon the exchange of Common Stock for cash pursuant to the Merger?
A:	If you are a U.S. Holder (as defined under the section entitled “Proposal No. 1 — The Merger — Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of Common Stock for cash pursuant to the Merger generally will require a U.S. Holder to recognize a gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received by such U.S. Holder pursuant to the Merger and such U.S. Holder’s adjusted tax basis in the shares of Common Stock surrendered pursuant to the Merger. Backup withholding may also apply to the cash payment pursuant to the Merger unless the U.S. Holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the Merger is provided under the section entitled “Proposal No. 1 — The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”
Q:	How do I attend the Special Meeting?
A:	To attend the Special Meeting, you will need to present valid photo identification, such as a driver’s license or passport, and proof of ownership of our Common Stock. If your shares are held in the name of a broker, bank or other nominee, you will need to present a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date. If you do not provide photo identification or comply with the other procedures outlined in this document, you will not be admitted to the Special Meeting. For security reasons, you and your bags may be subject to search prior to your admittance to the Special Meeting.

If you are not a holder of record as of the record date or a beneficial holder of Common Stock held in street name, you may be admitted to the Special Meeting only if you have a valid legal proxy from a holder of record as of the record date. You must present that proxy, as well as a form of valid photo identification, at the entrance to the Special Meeting.

Q:	How many shares are needed to constitute a quorum?
A:	A quorum will be present if holders of record of a majority of the shares of Common Stock outstanding at the close of business on the record date are present in person or represented by proxy at the Special Meeting. If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the Special Meeting.

If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting.

Q:	What vote of Sajan stockholders is required to approve the Merger and adopt the Merger Agreement?
A:	Approval of the Merger and adoption of the Merger Agreement requires that stockholders holding a majority of the shares of our Common Stock outstanding at the close of business on the record date for the Special Meeting and entitled to vote on such proposal vote FOR the proposal to approve the Merger and adopt the Merger Agreement. A failure to vote your shares of our Common Stock or an abstention from voting will have the same effect as a vote AGAINST the proposal to approve the Merger and adopt the Merger Agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, such failure to instruct your nominee will have the same effect as a vote AGAINST the proposal to approve the Merger and adopt the Merger Agreement.
Q:	What vote of Sajan stockholders is required to approve the other proposals to be voted upon at the Special Meeting?
A:	Each of the non-binding, advisory proposal to approve certain compensation that may be paid or become payable to the named executive officers of Sajan in connection with the Merger and the proposal to adjourn the Special Meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum, requires a FOR vote from a majority of the shares of Common Stock of Sajan represented at the Special Meeting, either in person or by proxy, and entitled to vote on such proposals. An abstention with respect to either of these proposals will have the same effect as a vote AGAINST such proposal; however, a failure to vote your shares of Common Stock on either proposal (including a failure of your broker, bank or other nominee to vote shares held on your behalf), assuming a quorum is present, will not have the effect of either a vote FOR or a vote AGAINST such proposals.
Q:	How does the Board recommend that I vote?
A:	The Board unanimously recommends that our stockholders vote:
•	FOR the proposal to approve the Merger and adopt the Merger Agreement;
•	FOR the non-binding, advisory proposal to approve certain compensation that may be paid or become payable to our named executive officers in connection with the Merger; and
•	FOR the proposal regarding adjournment of the Special Meeting.

For a discussion of the factors that the Board considered in determining to recommend the approval of the Merger Agreement, please see the section entitled “Proposal No. 1 — The Merger — Reasons for the Special Committee’s and our Board’s Recommendation in Favor of the Merger.” In addition, in considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that some of our directors and executive officers have potential interests that may be different from, or in addition to, the interests of our stockholders generally. For a discussion of these interests, see the section entitled “Proposal No. 1 — The Merger — Interests of Sajan’s Directors and Executive Officers in the Merger.”

Q:	What will happen if stockholders do not approve the non-binding, advisory proposal on certain compensation that may be paid or become payable to Sajan’s named executive officers in connection with the Merger?
A:	The inclusion of this proposal is required by SEC rules. However, the approval of this proposal is not a condition to the completion of the Merger and the vote on this proposal is a non-binding, advisory vote by stockholders and is not binding on Sajan or Amplexor. If the Merger Agreement is approved by Sajan stockholders and the Merger is completed, the Merger-related compensation may be paid to Sajan’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders do not approve this proposal.

Q:	What do I need to do now? How do I vote my shares of Common Stock?
A:	We urge you to read this entire document carefully, including its annexes, and to consider how the Merger affects you. Your vote is important, regardless of the number of shares of Common Stock you own. See page 2 at the beginning of this Proxy Statement for instructions on how to vote your shares in person or by proxy over the internet, by telephone, or by mail.
Q:	Can I revoke my proxy?
A:	Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the Special Meeting. To revoke your proxy, you must (a) submit a new proxy with a more recent date than that of the first proxy by (1) following the internet voting instructions, (2) following the telephone voting instructions or (3) completing, signing, dating and returning a new proxy card to us, which must be received by us before the time of the Special Meeting; (b) providing written notice of revocation dated after the date of the proxy to our Corporate Secretary at Sajan, Inc., 625 Whitetail Boulevard, River Falls, Wisconsin 54022, Attn: Corporate Secretary; or (c) if you are a registered stockholder, attending the Special Meeting in person and delivering a proper written notice of revocation of your proxy. Attendance at the Special Meeting will not by itself revoke a previously granted proxy. Unless you decide to vote your shares in person, you should revoke your prior proxy in the same way you initially submitted it — that is, by internet, telephone or mail.
Q:	Will my shares of Common Stock held in street name or another form of record ownership be combined for voting purposes with shares I hold of record?
A:	No. Because any shares of Common Stock you may hold in street name will be deemed to be held by a different stockholder (that is, your bank, broker or other nominee) than any shares of Common Stock you hold of record, any shares of Common Stock held in street name will not be combined for voting purposes with shares of Common Stock you hold of record. Similarly, if you own shares of Common Stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of Common Stock because they are held in a different form of record ownership. Shares of Common Stock held by a corporation or business entity must be voted by an authorized officer of the entity. Please indicate title or authority when completing and signing the proxy card. Shares of Common Stock held in an individual retirement account must be voted under the rules governing the account. This means that, to ensure all your shares are voted at the Special Meeting, you should read carefully any proxy materials received and follow the instructions included therewith.
Q:	What does it mean if I get more than one proxy card or voting instruction card?
A:	If your shares of Common Stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit each of your proxies by telephone or the internet) to ensure that all of your shares of Common Stock are voted.
Q:	What happens if I sell my shares of Common Stock before completion of the Merger?
A:	In order to receive the Merger Consideration, you must hold your shares of Common Stock through completion of the Merger. Consequently, if you transfer your shares of Common Stock before completion of the Merger, you will have transferred your right to receive the Merger Consideration in the Merger.

The record date for stockholders entitled to vote at the Special Meeting is [•], 2017, which is earlier than the consummation of the Merger. If you transfer your shares of Common Stock after the record date but before the closing of the Merger, you will have the right to vote at the Special Meeting but not the right to receive the Merger Consideration.

Q:	Should I send in my stock certificates or other evidence of ownership now?
A:	No. After the Merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the Merger with detailed written instructions for exchanging your shares of Common Stock evidenced by stock certificates for the Merger Consideration. If your shares of Common Stock are held in street name by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your street name shares in exchange for the Merger Consideration. Do not send in your certificates now.
Q:	Where can I find the voting results of the Special Meeting?
A:	We intend to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the Special Meeting. All reports that we file with the SEC are publicly available when filed. See the section entitled “Where You Can Find Additional Information.”
Q:	Where can I find more information about Sajan?
A:	You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information.”
Q:	Who can help answer my other questions?
A:	If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, please contact [•], which is acting as the proxy solicitation agent and information agent for Sajan in connection with the Merger.

If you have questions or need assistance voting your shares, please contact:

 [•]

or

Sajan, Inc.
Attn: Thomas P. Skiba
625 Whitetail Boulevard
River Falls, Wisconsin 54022
(715) 426-9505

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This communication contains forward-looking statements, including statements relating to the completion of the transaction and statements regarding Sajan’s future performance. Forward-looking statements can usually be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and other expressions which indicate future events or trends. Forward-looking statements are likely to address matters such as, among other things, Sajan’s, Amplexor’s and their respective affiliates’ respective or combined anticipated sales, expenses, margins, tax rates, capital expenditures, profits, cash flows, liquidity and debt levels. These forward-looking statements are based on the companies’ current plans, expectations and assumptions and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements.

These risks and uncertainties include, but are not limited to, the following factors:

•	the risk that we are unable to consummate the Merger within the anticipated time period, or at all, due to the failure to obtain stockholder approval to approve the Merger and adopt the Merger Agreement or failure to satisfy the other conditions to the completion of the Merger;
•	the risk that the Merger Agreement may be terminated in circumstances requiring us to pay Amplexor a termination fee of $1.5 million;
•	the risk of any event, change or other circumstances occurring that could give rise to the termination of the Merger Agreement;
•	the risks that the proposed Merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;
•	the effect of the announcement or pendency of the Merger on our business relationships (including, without limitation, customers and suppliers), operating results and business generally;
•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;
•	the risks related to diverting management’s or employees’ attention from ongoing business operations;
•	the risks associated with limitations placed on our ability to operate our business under the Merger Agreement;
•	the risk that our stock price may decline significantly if the Merger is not completed or may suffer as a result of uncertainty surrounding the Merger;
•	the risk that the Merger may not be consummated in a timely manner, if at all;
•	the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against us and others;
•	the possibility that the companies may be adversely affected by other economic, business and/or competitive factors;
•	worldwide economic conditions and their impact on customer purchasing decisions;
•	rapid technological changes and competitive pressures in the industry; and
•	the other risks, factors and matters described in this Proxy Statement.

Many of these factors are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by applicable law, we undertake no obligation to update forward-looking statements to reflect events or circumstances arising after such date.

THE COMPANIES

Sajan, Inc.

Sajan, Inc. (“Sajan,” the “Company,” “we,” “our” or “us”) is a Delaware corporation. We are a leading provider of global language translation and localization services, helping clients around the world expand seamlessly into any global market. The foundation of our solution is our industry-leading language translation management system technology, Sajan Transplicity, which provides process automation and innovative multilingual content reuse to ensure schedule predictability, higher quality and cost efficiencies for our clients. By working closely with our clients, our experienced team of localization professionals develop tailored solutions that lend flexibility to any large or small business that truly desires to “think globally but act locally.” Based in the United States, Sajan also has offices in Ireland, Spain and Singapore.

Our Common Stock, par value $0.01 per share, is currently listed on the Nasdaq Capital Market, a listing tier of The Nasdaq Stock Market LLC (“NASDAQ”), under the ticker symbol “SAJA.”

Our principal executive offices are located at 625 Whitetail Blvd., River Falls, Wisconsin 54022, and our telephone number is (715) 426-9505. Sajan’s website is located at www.sajan.com. The information contained on, or accessible through, our website is not incorporated into, and does not form a part of, this Proxy Statement or any other report or document on file with or furnished to the SEC.

Amplexor USA, Inc.

Amplexor USA, Inc. (“Amplexor”), a Delaware corporation, is a wholly-owned subsidiary of Amplexor International S.A. Amplexor International S.A., headquartered in Luxembourg, is a leading digital solution provider offering global compliance, digital experience and content solutions. Continuously growing since its foundation in 1987 and today with a presence in over 23 countries, Amplexor International S.A. helps customers across key industries, such as Life Sciences, Manufacturing, Energy & Environment, the Public Sector and Defense, Aerospace & Transport achieve process efficiency, increase revenue generation, reduce time-to-market and ensure quality and compliance. Amplexor International S.A.’s turnkey solutions support core industry processes, and include software technology, consulting, system integration, and language and content management services.

Amplexor’s offices are located at 1650 West End Blvd., Suite 100, St. Louis Park, Minnesota 55416. Amplexor’s website is located at www.amplexor.com. The information contained on, or accessible through Amplexor’s website is not incorporated into, and does not form a part of, this Proxy Statement or any other report or document on file with or furnished to the SEC.

Amplexor Falcon, Inc.

Amplexor Falcon, Inc. (“Merger Sub”), a Delaware corporation, is a newly formed wholly-owned subsidiary of Amplexor USA, Inc. that does not have any active operations and was organized for the sole purpose of entering into the transactions contemplated by the Merger Agreement.

THE SPECIAL MEETING

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Sajan for use at the Special Meeting to be held at the Sajan corporate offices, 625 Whitetail Boulevard, River Falls, Wisconsin 54022 (at the intersection of South U.S. 35 and Whitetail Boulevard), at [•] local time on [•], 2017.

To attend the meeting, you will need to present valid photo identification, such as a driver’s license or passport, and proof of ownership of our Common Stock. If your shares are held in the name of a broker, bank or other nominee, you will need to present a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date.

If you are not a holder of record as of the record date or a beneficial holder of Common Stock held in street name, you may be admitted to the meeting only if you have a valid legal proxy from a holder of record as of the record date. You must present that proxy, as well as a form of valid photo identification, at the entrance to the meeting.

Purposes of the Special Meeting

The purposes of the Special Meeting are:

1.	To approve the Merger with Merger Sub and adopt the Merger Agreement, dated as of April 25, 2017, by and among Sajan, Amplexor, and Merger Sub;
2.	To consider and vote upon, on a non-binding and advisory basis, certain compensation that may be paid or payable to Sajan’s named executive officers in connection with the Merger; and
3.	To approve the adjournment of the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to approve the Merger and adopt the Merger Agreement or in the absence of a quorum.

Our stockholders must approve the Merger and adopt the Merger Agreement for the Merger to occur. If our stockholders fail to approve the Merger and adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this document as Annex A, and the material provisions of the Merger Agreement are described in the section entitled “The Merger Agreement.”

Sajan does not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof. However, if any other matters are properly presented at the Special Meeting or any adjournment or postponement thereof for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Any action may be taken on any one of the foregoing proposals on the date specified above for the Special Meeting, or on any date or dates to which the Special Meeting may be adjourned.

This Proxy Statement and the enclosed proxy card are first being mailed or given to stockholders on or about [•], 2017.

Solicitation

This solicitation is made by Sajan. Sajan will pay the cost of soliciting proxies for the Special Meeting. We have engaged [•], a proxy solicitation firm, to assist our Board in the solicitation of proxies for the Special Meeting, and we expect to pay [•] $[•], plus reimbursement of out of pocket expenses. In addition to soliciting proxies by mail, we may solicit proxies personally or by telephone, facsimile or other means of communication either by [•] or by our directors, officers and employees. Our directors, officers and employees will not specifically be compensated for these activities, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. We will also arrange with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by these persons. We will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with this solicitation.

Record Date and Shares Outstanding

Only holders of record of our Common Stock at the close of business on [•], 2017 will be entitled to vote at the Special Meeting or any adjournments thereof. There were [•] shares of our Common Stock and no shares of our preferred stock outstanding on the record date. Each share of Common Stock entitles the holder thereof to one vote upon each matter to be presented at the Special Meeting. Ballots will be passed out during the Special Meeting to all holders of record who wish to vote in person at the Special Meeting.

If you hold your shares in street name, meaning that your shares are held in the name of a broker, bank, or other nominee as custodian, you may vote by completing the voting instruction form provided to you by your broker, bank or other nominee. You may not vote your shares in person at the Special Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Quorum

A quorum, consisting of a majority of the outstanding shares of our Common Stock entitled to vote at the Special Meeting, must be present in person or by proxy before any action can be taken by the stockholders at the Special Meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the Special Meeting.

So long as a quorum is present at the beginning of the Special Meeting, the stockholders present may continue to transact business until adjournment, even if enough stockholders have left the meeting to leave less than a quorum, and even if any stockholder present in person or by proxy refuses to vote or participate in the Special Meeting. If the Special Meeting is adjourned for any reason, the approval of the proposals may be considered and voted upon by stockholders at the subsequent reconvened meeting. All proxies will be voted in the same manner as they would have been voted at the original Special Meeting except for any proxies that have been properly withdrawn or revoked.

Board Recommendation and Voting of Proxies

The Board recommends a vote:

•	FOR the proposal to approve the Merger and adopt the Merger Agreement;
•	FOR the non-binding, advisory proposal to approve certain compensation that may be paid or become payable to our named executive officers in connection with the Merger; and
•	FOR the proposal regarding adjournment of the Special Meeting.

With respect to any other matter that properly comes before the Special Meeting, Shannon Zimmerman and Michael Rogers, as the holders of the proxies, will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Each proxy returned to us by a record holder will be voted according to the instructions on the proxy. If no instructions are indicated, the holders of the proxies will vote in accordance with the recommendations of the Board. Although the Board knows of no other matters to be presented at the Special Meeting or any adjournment or postponement of the Special Meeting, all proxies returned to Sajan will be voted on any such matter according to the judgment of the holders of the proxies. If you hold your shares in street name and do not provide instructions to your brokerage firm, your broker will not have discretionary voting power on any proposals to be presented at the Special Meeting. Therefore, unless you attend the Special Meeting in person with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of our Common Stock not being present at the Special Meeting and not being voted on any of the proposals.

Vote Required

Assuming a quorum is present, the affirmative vote of a majority of the shares of Common Stock of Sajan outstanding at the close of business on the record date and entitled to vote on such proposal is required to approve the Merger and adopt the Merger Agreement. A failure to vote your shares of our Common Stock or an abstention from voting will have the same effect as a vote AGAINST the proposal to approve the Merger and adopt the Merger Agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, such failure to instruct your nominee will have the same effect as a vote AGAINST the proposal to approve the Merger and adopt the Merger Agreement.

Assuming a quorum is present, the affirmative vote of a majority of the shares of Common Stock of Sajan represented at the Special Meeting, either in person or by proxy, and entitled to vote on such proposal is required to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to the named executive officers of Sajan in connection with the Merger and to approve the proposal to adjourn the Special Meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum. An abstention with respect to either of these proposals will have the same effect as a vote AGAINST such proposal; however, a failure to vote your shares of Common Stock on either proposal (including a failure of your broker, bank or other nominee to vote shares held on your behalf), assuming a quorum is present, will not have the effect of either a vote FOR or a vote AGAINST such proposals.

Additionally, the vote on Merger-related named executive officer compensation is an advisory vote, which means that the result of the vote is not binding on Sajan or Amplexor. If the Merger Agreement is approved by Sajan stockholders and the Merger is completed, the Merger-related compensation may be paid to Sajan’s executive officers even if the stockholders fail to approve the proposal.

Revocability of Proxies

Any person giving a proxy for the Special Meeting has the power to revoke it at any time before it is voted by:

•	sending a written notice of revocation dated after the date of the proxy to our Corporate Secretary, Thomas P. Skiba, Sajan, Inc., 625 Whitetail Boulevard, River Falls, Wisconsin 54022;
•	submit a new proxy with a more recent date than that of the first proxy by using the telephone or internet proxy submission procedures described above or by completing, signing, dating and returning a new proxy card to us, which must be received by us before the time of the Special Meeting;
•	if you are a registered stockholder, attending the Special Meeting in person and delivering a proper written notice of revocation of your proxy.

If a broker, bank or other nominee holds your shares, you must contact it in order to find out how to revoke your proxy. Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy.

Other Business

Our Board currently has no knowledge of any matters to be presented at the Special Meeting other than those referred to in this Proxy Statement and on the enclosed form of proxy. Under our bylaws, business transacted at the Special Meeting is limited to matters relating to the purposes stated in the notice of the Special Meeting, which is provided at the beginning of this Proxy Statement. The enclosed form of proxy gives discretionary authority to the holders of the proxies to vote in accordance with the recommendation of management if any other matters are presented.

PROPOSAL NO. 1
APPROVAL OF THE MERGER

The description of the Merger in this section and elsewhere in this document is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety.

Certain Effects of the Merger

If the Merger is approved and the Merger Agreement is adopted by our stockholders and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into Sajan, and the separate corporate existence of Merger Sub will cease. Sajan will be the Surviving Corporation in the Merger and will continue its corporate existence as a wholly-owned subsidiary of Amplexor.

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time of the Merger, each share of our Common Stock issued and outstanding immediately before the Effective Time other than shares of Common Stock held in Sajan’s treasury immediately prior to the Effective Time, which will be cancelled and retired without payment (the “Treasury Shares”), and any shares of Common Stock held of record or beneficially by a person who has not voted in favor of approval of the Merger and adoption of the Merger Agreement and who is entitled to demand and properly demands appraisal rights with respect to such shares (the “Dissenting Shares”) will be converted into the right to receive $5.83 per share in cash, without interest and subject to applicable withholding taxes, if any. At the Effective Time, our current stockholders will cease to have ownership interests in the Surviving Corporation or rights as its stockholders. Therefore, our current stockholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

Our Common Stock is currently registered under the Exchange Act and is quoted on NASDAQ under the symbol “SAJA.” As a result of the Merger, Sajan will cease to be a publicly traded company and will be a wholly-owned subsidiary of Amplexor. Following the consummation of the Merger, our Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, and Sajan will no longer be required to file periodic reports with the SEC with respect to our Common Stock, in each case in accordance with applicable law, rules and regulations.

Effects on Sajan if the Merger is Not Completed

If the Merger Agreement is not approved by our stockholders or if the Merger is not consummated for any other reason, our stockholders will not receive any payment for their shares of Common Stock. Instead, we will remain a public company, our Common Stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our Common Stock. From time to time, our Board will evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the Merger Agreement is not approved by our stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the Merger Agreement is terminated, under specified circumstances, we may be required to pay Amplexor a termination fee as described in the section entitled “The Merger Agreement — Termination Fee.”

Background of the Merger

The following chronology summarizes certain key events and contacts that led to the signing of the Merger Agreement. It does not purport to catalogue every conversation among our Board, members of our management, or our representatives and other parties.

In early February 2015, Common Sense Advisory contacted Shannon Zimmerman to inquire about Sajan’s interest in exploring M&A discussions or strategic partnership discussions with other companies. Common Sense Advisory noted that Amplexor may be interested in pursuing an arrangement with Sajan.

On February 6, 2015, Amplexor and Sajan executed a non-disclosure agreement. At various times between February 2015 and November 2015, Mr. Zimmerman met with Mark Evenepoel, Chief Executive Officer of Amplexor, Michael Such, Chief Financial Officer of Amplexor, and Dr. Joachim Meinhold, Chairman of Amplexor, to discuss Sajan and Amplexor and a possible transaction between the two, as well as to initiate and continue due diligence efforts.

On November 5, 2015 Amplexor sent a letter of interest to Sajan indicating an enterprise value of $32 million based on certain financial assumptions and including a closing net working capital based adjustment to the purchase price and including a condition that Mr. Zimmerman execute an employment agreement.

On November 5, 2015 the Board met to discuss the letter of intent and formed a Special Committee consisting of Benjamin Allen, Michael Rogers and Benno Sand, all independent directors, to consider and recommend any action on the proposal.

On November 19, 2015 Dougherty was engaged as investment banker to advise the Special Committee.

On January 24, 2016, Amplexor sent an updated letter of interest to Sajan indicating interest in acquiring Sajan at a price of $7.44 per share based on certain financial assumptions and including a closing net working capital based adjustment to the purchase price.

On February 3, 2016, Amplexor and Sajan executed a non-disclosure agreement and Amplexor commenced its due diligence review of Sajan.

On March 10, 2016, Amplexor orally communicated to Sajan an adjustment to its proposed purchase price of $6.35, which new price reflected anticipated financial results for Sajan’s first quarter of fiscal 2016, treatment of transaction costs and a need to adjust certain financial assumptions. This change was presented to the Board for discussion, and Sajan orally communicated to Amplexor it was not interested in a transaction at that valuation.

On March 30, 2016, Amplexor sent Sajan an updated letter of intent proposing to acquire Sajan at a price of $7.00 per share based on certain revised financial assumptions and including a closing net working capital based adjustment to the purchase price. Sajan and Amplexor worked to negotiate a letter of intent, particularly related to the financial assumptions and closing purchase price adjustment but were unable to reach agreement. On April 13, 2016, Amplexor withdrew its proposal and ceased further discussions.

Between June and September 2016, Sajan and Amplexor remained in contact, with occasional meetings between Mr. Zimmerman, Mr. Evenepoel and other Amplexor representatives.

In September 2016, Sajan reviewed its options related to engagement of a sell-side investment banker. After conversations with and presentations from various investment bankers, Sajan re-selected Dougherty as its investment banker, which was approved by the Special Committee on October 4, 2016, and executed an engagement letter with Dougherty on October 5, 2016.

On October 1, 2016, Amplexor sent Sajan an updated proposal to acquire Sajan at a price of $5.75 per share based on Sajan’s financial performance to date and certain revised financial assumptions and including a closing net working capital based adjustment to the purchase price.

On October 4, 2016, the Board appointed Thomas Magne to the Special Committee.

On October 6, 2016, formal discussions, through Dougherty began with three parties interested in acquiring Sajan — Amplexor, Party B and Party C. Amplexor was informed that it would be a part of this overall process.

On October 10, 2016, Sajan and Dougherty began preparation of materials for outreach to a broad list of potential interested parties and population of a datasite. Dougherty also discussed the formal process with Party B.

The datasite was opened to a working group on October 11, 2016, and Sajan and Dougherty continued to work on the launch of a broader process and expansion of a list of potential strategic buyers.

From October 12, 2016 through October 14, 2016, Dougherty continued to work with Party B on its general level of interest.

From October 17, 2016 through October 28, 2016, Dougherty initiated communications with a total of 30 possible strategic buyers and 63 possible financial buyers. A total of 11 possible strategic buyers and 20 possible financial buyers executed non-disclosure agreements. Discussions with Amplexor, Party B and Party C continued during this time.

On November 1, 2016, Party B submitted an indication of interest with an indicated valuation range of between $5.23 and $5.75 per share. Party C ultimately indicated it would not pursue a transaction and no other indications of interest were submitted.

From November 10, 2016 through December 8, 2016, Party B conducted its due diligence review of Sajan, and, on December 9, 2016, Party B conducted a site visit to Sajan’s headquarters. Party B submitted a revised indication of interest at $5.75 per share on December 19, 2016.

From December 19, 2016 through December 28, 2016, discussions continued between Dougherty, Sajan, Amplexor and Party B to obtain best and final indications from each of Amplexor and Party B.

On December 29, 2016 Amplexor submitted a revised letter of intent with an updated price indicated at $6.14 per share based on certain financial assumptions and including a closing net working capital based adjustment to the purchase price. The Special Committee met on December 30, 2016 to discuss the price indications received from Amplexor and Party B. The Special Committee determined that negotiations should continue with Amplexor.

From December 30, 2016 through January 5, 2017 discussions continued between Amplexor and Sajan regarding terms of the letter of intent and expected timing for a potential transaction.

On January 5, 2017 Amplexor submitted a revised letter of intent with the same terms as the December 29, 2016 letter, except it did not contain a closing purchase price adjustment and it included a provision granting exclusivity until February 28, 2017.

On January 6, 2017 the Special Committee met to discuss the progress of negotiations with Amplexor, Party B and to reconfirm no other parties were pursuing a proposal. Party B orally indicated that it could increase its proposed price to $6.25 per share if Sajan undertook certain significant and immediate expense reductions in the first quarter of 2017 and would be subject to Party B obtaining financing for its verbal proposal. The Special Committee determined the need for financing created a significant risk to the consummation of Party B’s proposal including to the extent that a transaction with Party B would not close and the significant and immediate expense reductions would unduly hamper Sajan’s business plan and, therefore, the proposal from Amplexor was superior to the proposal from Party B and the Special Committee authorized the execution of a letter of intent with Amplexor.

On January 6, 2017, Sajan executed the letter of intent with Amplexor, which called for Amplexor to acquire Sajan at a price of $6.14 per share and granted exclusivity through February 28, 2017. Party B was informed that Sajan had executed a letter of intent with another party and Amplexor commenced a detailed financial and legal due diligence review of Sajan.

Following execution of the letter of intent with Amplexor, Mr. Zimmerman began considering independent counsel to represent him in connection with his proposed employment agreement. On March 15, 2017 Mr. Zimmerman engaged Briggs & Morgan, P.A.

On March 1, 2017 Amplexor requested an extension to the exclusivity period for the letter of intent, which initially expired on February 28, 2017. On March 6, 2017 Quarles & Brady, LLP (“Quarles”), counsel to Amplexor, delivered an initial draft of the Merger Agreement to Fredrikson & Byron, P.A. (“Fredrikson”), counsel to Sajan. On March 10, 2017 Sajan, with a letter dated March 1, 2017, agreed to grant an extension to the exclusivity period through April 5, 2017.

From March 10, 2017 through March 24, 2017, Amplexor’s due diligence review of Sajan continued and negotiation of the Merger Agreement between Quarles and Fredrikson commenced.

On March 29, 2017, Mr. Zimmerman visited Amplexor in Lisbon, during which time meetings were held to discuss the transaction and Sajan’s ongoing financial performance. Amplexor verbally communicated to Mr. Zimmerman that, based on Sajan’s fiscal 2017 first quarter results, Amplexor’s views related to the likelihood of Sajan achieving its full 2017 targeted financial results, and some results of their due diligence review, principally related to higher than expected transaction costs and the value of Sajan’s net operating loss carryforwards, it was lowering its proposed purchase to $5.87 per share.

From March 30, 2017 through April 7, 2017, negotiations continued toward final terms for the Merger Agreement. On April 5, 2017, the Special Committee met to discuss the progress on negotiations of the Merger Agreement and the current pricing negotiations. On April 6, 2017, a revised draft Merger Agreement reflecting certain benefits to Sajan was received with a price of $5.83 per share

Final negotiations on the Merger Agreement occurred from April 6, 2017 through April 24, 2017. On April 11, 2017, Amplexor advised Sajan that its board of directors was reviewing the final terms of the proposed Merger but would not be in a position to approve it until at least April 21, 2017. On April 20, 2017, Amplexor advised Sajan that it was purchasing insurance to cover representations and warranties in the Merger Agreement and the insurer had additional due diligence questions to address before Amplexor would be in a position to execute the Merger Agreement. From April 20, 2017 through April 24, 2017, Sajan provided additional information to Amplexor.

On April 21, 2017, the Board and the Special Committee each met to discuss the proposed terms of the Merger Agreement and the Merger. Dougherty presented its preliminary analysis on the fairness of the proposed Merger and Fredrikson advised the directors on their fiduciary duties in connection with considering transactions such as the Merger and reviewed in detail the proposed Merger Agreement. Each of the Special Committee and the Board conducted a lengthy discussion on the benefits and risks of signing the Merger Agreement and recommending that stockholders adopt the Merger Agreement and approve the Merger Agreement.

Late in the afternoon of April 24, 2017, Amplexor informed Sajan that Amplexor’s board and shareholders had approved the Merger Agreement.

On April 25, 2017, the Board and the Special Committee reconvened and received an update from Dougherty on analysis of the fairness of the proposed Merger Dougherty noted that there was no change from its prior analysis, provided updated information on the premium to market price represented by the Merger Consideration and rendered its oral opinion, confirmed by delivery of a written opinion dated April 25, 2017, to the effect that, as of that date and based upon and subject to the assumptions, factors, qualifications and limitations set forth in such opinion, the $5.83 per share Merger Consideration was fair, from a financial point of view, to Sajan’s stockholders. Fredrikson then updated the Board and the Special Committee on the final terms of the proposed Merger Agreement and the directors further discussed the proposed Merger.

At its meeting on April 25, 2017, the Special Committee (i) unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Sajan and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) recommended that Sajan’s stockholders approve the Merger and adopt the Merger Agreement.

At its meeting on April 25, 2017, the Board then, among other things, (i) unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Sajan and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (iii) recommended that Sajan’s stockholders approve the Merger and adopt the Merger Agreement and (iv) directed that the approval of the Merger and the adoption of the Merger Agreement be submitted to Sajan’s stockholders.

Subsequent to these meetings, Sajan notified Amplexor that the Board had unanimously approved the Merger and the Merger Agreement. Late in the afternoon on April 25, 2017, Sajan and Amplexor executed the Merger Agreement and on April 26, 2017, prior to the opening of the stock markets, Sajan and Amplexor issued a joint press release announcing the execution of the Merger Agreement.

Reasons for the Special Committee and our Board’s Recommendation in Favor of the Merger

The Special Committee and the Board each met on April 25, 2017 to consider the Merger Agreement and the Merger.

The Special Committee (i) unanimously determined that Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Sajan and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) recommended that Sajan’s stockholders approve the Merger and adopt the Merger Agreement.

Following the Special Committee’s determination, and based on that and the other factors described below, the Board, among other things, (i) unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Sajan and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (iii) recommended that Sajan’s stockholders approve the Merger and adopt the Merger Agreement and (iv) directed that the approval of the Merger and the adoption of the Merger Agreement be submitted to Sajan’s stockholders.

In determining that the Merger Agreement and the Merger are advisable, fair to and in the best interests of Sajan and our stockholders, the Special Committee and the Board considered the positive factors and potential benefits of the Merger Agreement and the Merger, the risks and potentially negative factors relating to the Merger Agreement and the Merger and the factors relating to procedural safeguards in place to protect our stockholders, which our Board expressly adopts for purposes of its recommendation, each of which is discussed in more detail below:

Expected Benefits of the Merger

The Merger is expected to result in benefits to all of our stockholders. In the course of reaching its determination and making the recommendation described above, the Special Committee and the Board considered a number of factors and a substantial amount of information. The Special Committee held numerous telephonic and in-person meetings following the initial contact from Amplexor. In addition, between these meetings, there were additional informal discussions among members of the Special Committee and between or among directors, Sajan’s management and legal and financial advisors.

The principal factors and benefits that the Special Committee and the Board believes support their conclusion are set forth below:

•	Financial Condition and Prospects of Sajan. The Special Committee and the Board considered a number of factors impacting the business, operations, prospects, business strategy, properties and assets of Sajan, including Sajan’s current and projected results of operations and financial condition. For a discussion of the projected results of operations and financial conditions considered by the Special Committee and the Board, see below under the caption “Certain Projected Financial Information.” With respect to Sajan’s historical performance, the Special Committee and the Board considered Sajan’s historical share price performance, management’s prior projections and Sajan’s historical financial performance. The Special Committee and the Board also discussed the expected benefits from continuing to execute our business plan and strategy, as reflected in management’s projections, as well as the potential risks and uncertainties of achieving the potential benefits of the goals reflected in such business plan relative to the certainty of the Merger Consideration payable to stockholders in the Merger. Based on Sajan’s standalone business plan and risks associated with achieving such plan, the Special Committee and the Board believe that the Merger Consideration appropriately reflects the long-term value creation potential of Sajan’s business plan.
•	Public Company Costs. The Special Committee and the Board considered the high costs of being a public company relative to the size of Sajan’s earnings and asset base; the substantial and increasing cost of being a public company, including accounting fees, legal fees, salaries and other expenses, as well as significant time and attention from Sajan management; the impact of such costs on the potential future trading price of the Common Stock; and the current lack of benefits of being a stand-alone public company, including in terms of raising capital from external sources and in pursuing acquisitions with Common Stock.
•	Strategic Alternatives. The Special Committee and the Board reviewed possible alternatives to the Merger (including continuing with Sajan’s current business plan, pursuing possible acquisitions, or pursuing other potential purchasers) and the perceived risks and benefits of any such alternatives, including the timing and likelihood of consummating any such alternative and the impact upon Sajan employees and customers. As a result of their review and considering a number of factors described herein, the Special Committee and the Board determined that the Merger presents a superior opportunity to any such alternatives.
•	Historical Trading Prices; Premium to Market Price. The Special Committee and the Board considered the relationship of the Merger Consideration to historical market prices of the Common Stock on NASDAQ. In this regard, the Special Committee and the Board observed that the Merger Consideration represented approximately a 53% premium over the closing price of the Shares on NASDAQ on April 24, 2017, the last trading day before the Special Committee and Board meetings and approximately a 61.4%, 56.0%, 56.0% and 48.4% premium over Sajan’s average stock price over the thirty, sixty, ninety and two hundred day periods, respectively, ended April 24, 2017.
•	Financing. The Special Committee and the Board considered the likelihood that the Merger would be completed based on, among other things, the absence of a financing condition or any condition requiring third-party consents and Amplexor’s representation of its financial strength, which the Special Committee and the Board believed contributes to the certainty of closing and the certainty that all stockholders will receive the all-cash Merger Consideration without significant delay following the approval of the Merger and the adoption of the Merger Agreement by the stockholders.
•	Certainty of Value of Offer Price. The Special Committee and the Board considered the form of consideration payable to stockholders in the Merger and the certainty of value, although taxable, of such cash consideration. The Special Committee and the Board determined that the substantial immediate premium offered by Amplexor was preferable for stockholders as compared to a speculative return dependent upon Sajan’s per share price rising above $5.83 in the future.
•	Opinion of the Company’s Financial Advisor. The Special Committee and the Board considered the opinion of Dougherty, dated April 25, 2017, to the Special Committee and the Board as to the fairness, from a financial point of view and as of such date, of the $5.83 per share cash consideration to be paid in the Merger to holders of Common Stock (other than Treasury Shares or Dissenting Shares), which opinion was based on and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Dougherty as more fully described below under the caption “Opinion of Sajan’s Financial Advisor.”

•	Terms of the Merger Agreement. The Special Committee and the Board reviewed, considered and discussed with Sajan’s management and advisors the terms and conditions of the Merger Agreement. The Special Committee and the Board believe that the provisions of the Merger Agreement are in the best interests of Sajan and our stockholders. In particular:
•	No Financing Condition. The Special Committee and the Board considered the representation and covenant of Amplexor that Amplexor will have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by the Merger Agreement and to perform the other obligations of Amplexor and Merger Sub contemplated by the Merger Agreement.
•	Fiduciary Out. The Special Committee and the Board considered the potential for unsolicited competing proposals following execution of the Merger Agreement. The Special Committee and the Board considered the Board’s ability, under the “fiduciary out” provisions of the Merger Agreement, to consider an unsolicited Takeover Proposal and, in certain circumstances, to terminate the Merger Agreement to accept a bona fide written proposal determined to be a Superior Proposal in accordance with the terms of the Merger Agreement upon payment of a termination fee, which termination fee the Special Committee and the Board determined was not unduly onerous.
•	Appraisal Rights. The Special Committee and the Board took into account that if the Merger is consummated a stockholder will have certain rights under Delaware law to dissent from the Merger and obtain payment in cash for the “fair value” of such stockholder’s shares of Common Stock, if certain procedures are properly followed by the stockholder.
•	Customary Terms. The Special Committee and the Board believe that the Merger Agreement contains customary terms and that the conditions to Amplexor’s obligation to consummate the Merger are not unduly onerous.

Potentially Negative Factors

The Special Committee and the Board also considered potential risks associated with the Merger in connection with its evaluation of the Merger, including:

•	Continuing Management. The Special Committee and the Board considered the fact that members of management, including Shannon Zimmerman, may enter into certain agreements, arrangements or understandings with Amplexor regarding employment with the Surviving Corporation or Amplexor. See below under the caption “Interests of Sajan’s Directors and Executive Officers in the Merger.”
•	Termination by Amplexor. The Special Committee and the Board considered the risk that Amplexor may terminate the Merger Agreement and not complete the Merger in certain limited circumstances, including, subject to certain conditions, if the Board has changed its recommendation in favor of approval of the Merger Agreement and the Merger, we have breached or failed to perform any of the covenants and agreements related to our non-solicitation obligations under the Merger Agreement, or we have breached any representation, warranty, covenant or agreement set forth in the Merger Agreement such that the closing conditions would not be satisfied and such breach is incapable of being cured by October 25, 2017.
•	Termination Fee. The Special Committee and the Board reviewed and discussed the termination fee that could become payable by Sajan pursuant to the Merger Agreement under certain circumstances, including as a result of Sajan’s acceptance of a bona fide written proposal determined to be a Superior Proposal in accordance with the terms of the Merger Agreement, pursuant to the Merger Agreement’s “fiduciary out” provisions.

•	Pre-Closing Covenants. The Special Committee and the Board considered that, under the terms of the Merger Agreement, Sajan has agreed that it will conduct its business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that Sajan will not take certain specified actions related to the conduct of its business without the prior written consent of Amplexor. The Special Committee and the Board further considered that these terms may limit the ability of Sajan to pursue or undertake business opportunities that could arise prior to the consummation of the Merger.
•	Operations During Pendency and Failure to Close. The Special Committee and the Board considered that the announcement and pendency of the transaction may divert management and employee attention from the day-to-day operations of Sajan and may negatively impact existing employee, customer, vendor and supplier relationships, and the risk that the Merger might not be completed and the resulting effect on:
•	Sajan’s operating results, particularly in light of the costs incurred in connection with the Merger, including the potential requirement to make a termination payment;
•	the ability to attract and retain key personnel; and
•	relationships with customers, suppliers, vendors and other business partners of Sajan.
•	Tax Treatment. The Special Committee and the Board considered that the consideration to be received by our stockholders in the Merger would generally be taxable to such stockholders for U.S. federal income tax purposes.

Other Factors

In addition to the above, the Special Committee and the Board also considered the following factors:

•	Conflicts of Interest. The Special Committee and the Board considered the potential conflicts of interest of certain Sajan officers and directors. See below under the caption “Interests of Sajan’s Directors and Executive Officers in the Merger.”
•	Liquidation Value; Net Book Value; Other Factors Not Considered. The Special Committee and the Board did not consider the liquidation value of Sajan, because the Special Committee and the Board considered Sajan to be a viable, going concern with its value derived from cash flows from its continuing operations rather than from the value of its assets. Moreover, the Special Committee and the Board did not consider net book value, which is an accounting concept, because they believe that net book value does not present a meaningful view of Sajan and its business since Sajan’s value is derived from cash flows generated by continuing operations.

Procedural Fairness

The Special Committee and the Board considered the following material factors in concluding that the Merger is procedurally fair to our unaffiliated stockholders:

•	Process Conducted by Dougherty. As discussed above, Dougherty conducted a thorough process and review of possible alternative purchasers. The Special Committee was provided with ongoing updates as to the state of the process and was able to evaluate potential alternatives.
•	Special Committee and Board Authority. The Special Committee and the Board had no obligation to recommend the approval of the Merger and had the power to reject the Merger on behalf of Sajan. The Special Committee and the Board met telephonically or in person many times and were assisted by Sajan’s management and legal and financial advisors. The Special Committee and the Board held extensive discussions, with the assistance of the Company’s advisors, and with representatives of Amplexor, regarding the Merger Consideration and other terms of the Merger.

•	Interests of the Special Committee and the Board. No Special Committee members have interests in the Merger different from those of stockholders generally, other than with respect to the vesting of unvested options awards as recipients of such awards under Sajan’s equity incentive plans and other than the compensation payable pursuant to existing director compensation arrangements and expense reimbursement, none of which are contingent upon the consummation of the Merger or the Special Committee’s recommendation of the Merger, and their indemnification and liability insurance rights under the Merger Agreement. Mr. Zimmerman is expected to enter into an employment agreement effective upon the closing of the Merger, but the terms of such employment agreement are substantially the same as those of his current employment agreement. See below under the caption “Interests of Sajan’s Directors and Executive Officers in the Merger.”

The Board and the Special Committee based their ultimate decisions on its business judgment that the benefits of the Merger to our stockholders outweigh negative considerations. The Special Committee and the Board determined that the Merger represents the best reasonably available alternative to enhance stockholder value with the least risk of non-completion.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive and may not include all of the factors considered by the Special Committee or the Board. The Special Committee and the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of Sajan and our stockholders. Rather, the Special Committee and the Board conducted an overall analysis of the factors described above and considered the factors overall to be favorable to, and supportive of, its determination. In addition, individual members of the Special Committee and the Board may have given different weight to different factors. It should be noted that this explanation of the reasoning of the Special Committee and the Board and certain information presented in this section, is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in “Cautionary Statement Concerning Forward-Looking Statements.”

Certain Projected Financial Information

Dougherty Forecasts

Sajan does not make public forecasts or projections as to its future financial performance due to the unpredictability of the underlying assumptions and estimates. However, the following projected financial information (the “Dougherty Forecasts”) was provided to Dougherty for use in connection with its fairness opinion. The Dougherty Forecasts are based on an anticipated 10% revenue growth rate per year, which is consistent with the Company’s internal planning model.

($ in thousands)	2017P	2018P	2019P	2020P	2021P
Revenue	$31,884.6	$35,073.1	$38,580.4	$42,438.4	$46,682.2
Cost of Revenue	$19,276.3	$21,043.8	$23,148.2	$25,463.0	$28,009.3
Gross Profit	$12,608.3	$14,029.2	$15,432.1	$16,975.4	$18,672.9
Operating Expenses
Sales and Marketing	$3,551.0	$3,941.0	$4,142.2	$4,344.2	$4,668.2
Research and Development	$1,602.8	$1,753.7	$1,929.0	$2,121.9	$2,334.1
General and Administrative	$4,607.2	$4,632.0	$4,696.6	$4,728.3	$4,966.1
Restructuring & Deal-Related Costs	$123.8	$—	$—	$—	$—
Depreciation and Amortization	$524.5	$509.1	$565.1	$537.9	$585.9
Total Operating Expenses	$10,409.4	$10,835.8	$11,332.9	$11,732.4	$12,554.3
Operating Income	$2,198.9	$3,193.4	$4,099.3	$5,243.0	$6,118.6

($ in thousands)	2017P	2018P	2019P	2020P	2021P
Other Income (Expense)
Interest Income (Expense)	$(14.4)	$(17.7)	$(17.7)	$(17.7)	$(17.7)
Foreign Currency Transaction Gain	$0.2	$—	$—	$—	$—
Total Other Income (Expense)	$(14.3)	$(17.7)	$(17.7)	$(17.7)	$(17.7)
Pre-Tax Income	$2,184.7	$3,175.7	$4,081.6	$5,225.3	$6,100.8
Income Tax Expense	$9.7	$9.0	$9.0	$9.0	$9.0
Net Income	$2,174.9	$3,166.7	$4,072.6	$5,216.3	$6,091.8
Adjusted EBITDA	$3,092.5	$3,959.9	$4,934.6	$6,064.6	$7,002.3

Amplexor Forecasts

Additionally, before entering into the Merger Agreement, representatives of Amplexor received the following forward-looking information concerning Sajan’s anticipated or potential operating performance (the “Amplexor Forecasts” and, collectively with the Dougherty Forecasts, the “Forecasts”), which reflected a more conservative anticipated 7.5% revenue growth rate per year and slightly higher increases in operating expenses.

($ in thousands)	2017P	2018P	2019P
Revenue	$32,300.0	$34,723.0	$37,327.0
Cost of Revenue	$19,600.0	$20,834.0	$22,023.0
Gross Profit	$12,700.0	$13,889.0	$15,304.0
Adjusted Operating Expenses(1)	$9,608.0	$10,184.0	$10,796.0
Adjusted EBITDA	$3,092.0	$3,705.0	$4,508.0

(1)	Adjusted Operating Expenses excludes Depreciation and Amortization, Restructuring & Deal-Related Costs and Stock-Based Compensation.

The following restates the Amplexor Forecasts to reflect more complete projected financial information comparable to the Dougherty Forecasts.

($ in thousands)	2017P	2018P	2019P
Revenue	$32,300.0	$34,723.0		$37,327.0
Cost of Revenue	$19,600.0	$20,834.0		$22,023.0
Gross Profit	$12,700.0	$13,889.0		$15,304.0
Operating Expenses
Adjusted Operating Expenses(1)	$9,608.0	$10,184.0		$10,796.0
Depreciation and Amortization	$524.5	$509.7		$565.1
Restructuring & Deal-Related	$123.8	$—	$
Stock-Based Compensation	$245.1	$257.3		$270.2
Total Operating Expenses	$10,501.4	$10,951.0		$11,631.3
Operating Income	$2,199.0	$2,938.0		$3,673.0
Other Income (Expense)
Interest Income (Expense)	$(14.4)	$(17.7)		$(17.7)
Foreign Currency Transaction Gain	$0.2	$—		$—
Total Other Income (Expense)	$(14.3)	$(17.7)		$(17.7)
Pre-Tax Income	$2,185.0	$2,920.0		$3,655.0
Income Tax Expense	$9.7	$9.0		$9.0
Net Income	$2,175.0	$2,911.0		$3,646.0
Adjusted EBITDA	$3,092.0	$3,705.0		$4,508.0

(1)	Adjusted Operating Expenses excludes Depreciation and Amortization, Restructuring & Deal-Related Costs and Stock-Based Compensation.

Reconciliation of Non-GAAP to GAAP Financial Measures

The table below presents a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income, for each of the years provided in the Dougherty Forecasts and the Amplexor Forecasts.

Dougherty Forecasts

($ in thousands)	2017P	2018P	2019P	2020P	2021P
Net Income	$2,174.9	$3,166.7	$4,072.6	$5,216.3	$6,091.8
Add: Interest Expense	$14.4	$17.7	$17.7	$17.7	$17.7
Add: Income Tax Expense	$9.7	$9.0	$9.0	$9.0	$9.0
Add: Restructuring & Deal-Related Costs	$123.8	$—	$—	$—	$—
Add: Depreciation & Amortization	$524.5	$509.1	$565.1	$537.9	$585.9
Add: Stock-Based Compensation	$245.1	$257.3	$270.2	$283.7	$297.9
Adjusted EBITDA	$3,092.5	$3,959.9	$4,934.6	$6,064.6	$7,002.3

Amplexor Forecasts

($ in thousands)	2017P	2018P	2019P
Net Income	$2,175.0	$2,911.0	$3,646.0
Add: Interest Expense	$14.4	$17.7	$17.7
Add: Income Tax Expense	$9.7	$9.0	$9.0
Add: Depreciation and Amortization	$524.5	$509.7	$565.1
Add: Restructuring & Deal-Related Costs	$123.8	$—	$—
Add: Stock-Based Compensation	$245.1	$257.3	$270.2
Adjusted EBITDA	$3,092.0	$3,705.0	$4,508.0

The table below presents a reconciliation of Adjusted Operating Expenses to the most comparable GAAP measure, operating expenses, for each of the years provided in the Amplexor Forecasts.

($ in thousands)	2017P	2018P	2019P
Operating Expenses	$10,501.4	$10,951.0	$11,631.3
Less: Depreciation and Amortization	$524.5	$509.7	$565.1
Less: Restructuring & Deal-Related Costs	$123.8	$—	$—
Less: Stock-Based Compensation	$245.1	$257.3	$270.2
Adjusted Operating Expenses	$9,608.0	$10,184.0	$10,796.0

We calculate Adjusted EBITDA by taking net income calculated in accordance with GAAP and adding interest expense, income taxes, depreciation and amortization, restructuring and deal-related costs, and stock-based compensation. We calculate Adjusted Operating Expenses by taking operating expenses and subtracting depreciation and amortization, restructuring and deal-related costs, and stock-based compensation. We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses and for budgeting and planning purposes. These measures are also used in financial reports prepared for management and our Board. We believe that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other companies, many of which present similar non-GAAP financial measures to investors. Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recorded in our consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents these non-GAAP financial measures in connection with GAAP results.

We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

Important factors that may affect actual results and results of Sajan’s operations, or could lead to the Forecasts not being achieved include, but are not limited to our rate of growth in the global multilingual content delivery industry; our ability to effectively manage our growth; lack of acceptance of any existing or new solutions we offer; our ability to continue increasing the number of our customers or the revenues we derive from our recurring revenue customers; economic weakness and constrained globalization spending by businesses operating in international markets; our ability to effectively develop new solutions that compete effectively with the solutions that our current and future competitors offer; risk of increased regulation of the Internet and taxes imposed on business conducted via the Internet; availability of capital on acceptable terms to finance our operations and growth; risks of conducting international commerce, including foreign currency exchange rate fluctuations, changes in government policies or regulations, longer payment cycles, trade restrictions, economic or political instability in foreign countries where we may increase our business and reduced protection of our intellectual property; our ability to add sales and marketing, research and development or other key personnel who are able to successfully sell or develop our solutions; and other factors that are more fully described in Sajan’s Annual Report on Form 10-K for the year ended December 31, 2016. The assumptions upon which the Forecasts were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions, financial market conditions and conditions in the industry in which Sajan operates, all of which are difficult to predict and many of which are beyond the control of Sajan and its management. The Forecasts also reflect assumptions as to certain business decisions that are subject to change.

Accordingly, there can be no assurance that the Forecasts will be realized, and actual results may vary materially from those shown. The inclusion of the Forecasts in this Proxy Statement should not be regarded as an indication that Sajan or any of its affiliates, advisors, officers, directors, partners, members or representatives considered or consider the Forecasts to be necessarily predictive of actual future events, and the internal financial forecasts should not be relied upon as such. Neither Sajan nor any of its affiliates, advisors, officers, directors, partners, members or representatives can provide any assurance that actual results will not differ from the Forecasts, and, except to the extent required by law, Sajan undertakes no obligation to update or otherwise revise or reconcile the Forecasts to reflect circumstances existing after the date such Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Forecasts are shown to be in error. Neither Sajan nor any of its affiliates intends to make publicly available an update or other revisions to the Forecasts. Neither Sajan nor any of its affiliates, advisors, officers, directors, partners, members or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of Sajan compared to the information contained in the Forecasts or that the Forecasts will be achieved. Sajan has made no representations to Amplexor or any of its affiliates concerning the Forecasts.

All projections, including the Forecasts, are forward-looking statements. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in Sajan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Shareholders are cautioned not to place undue reliance on the Forecasts included in this Proxy Statement.

Opinion of Sajan’s Financial Advisor

Dougherty rendered its opinion to the Special Committee that, as of April 25, 2017, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration of $5.83 per share in cash per share of Common Stock to be paid to the holders of Sajan common stock pursuant to the Merger Agreement was fair to such stockholders from a financial point of view.

The full text of the written opinion of Dougherty, dated April 25, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Proxy Statement. Dougherty provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the transactions contemplated by the Merger Agreement. The Dougherty opinion is not a recommendation as to how any holder of shares of Sajan Common Stock should vote with respect to such transactions or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Dougherty reviewed, among other things:

•	the Merger Agreement;
•	Annual Reports on Form 10-K of Sajan for the three fiscal years ended December 31, 2016;
•	certain Quarterly Reports on Form 10-Q of Sajan;
•	certain other communications from Sajan to its stockholders;
•	certain publicly available research analyst reports for Sajan; and
•	the Dougherty Forecasts described under “Certain Projected Financial Information” above.

Dougherty also held discussions with members of the senior management of Sajan regarding their assessment of the past and current business operations, financial condition and future prospects of Sajan; reviewed the reported price and trading activity for shares of Sajan Common Stock; compared certain financial and stock market information for Sajan with similar information for certain other companies whose securities are publicly traded; reviewed the financial terms of certain recent business combinations in industries deemed relevant by Dougherty; and performed such other studies and analyses, and considered such other factors, as Dougherty deemed appropriate.

For purposes of rendering the opinion described above, Dougherty, with Sajan’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting, and other information provided to, discussed with or reviewed by, Dougherty, without assuming any responsibility for independent verification thereof. In that regard, Dougherty assumed, with Sajan’s consent, that the Dougherty Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Sajan’s management, and Sajan approved the Dougherty Forecasts for Dougherty’s use in connection with Dougherty’s fairness opinion. Dougherty did not make an independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance-sheet assets or liabilities) of Sajan or any of its subsidiaries and was not furnished with any such evaluation or appraisal. Dougherty assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the Merger Agreement will be obtained without any adverse effect on the expected benefits of the transactions contemplated by the Merger Agreement in any way meaningful to its analysis. Dougherty also assumed that the transactions contemplated by the Merger Agreement will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Dougherty’s opinion does not address the underlying business decision of Sajan to engage in the transactions contemplated by the Merger Agreement, or the relative merits of the transactions contemplated by the Merger Agreement as compared to any strategic alternatives that may be available to Sajan; nor does it address any legal, regulatory, tax or accounting matters. Dougherty’s opinion addresses only the fairness, from a financial point of view, to the holders of Sajan Common Stock, as of April 25, 2017, of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Dougherty’s opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or transactions contemplated by the Merger Agreement, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement, or entered into, or amended in connection with, the transactions contemplated by the Merger Agreement, including the fairness of the transactions contemplated by the Merger Agreement to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Sajan. Dougherty’s opinion does not express any view on, and does not address, the fairness of the amount, or nature of, any compensation to be paid or payable to any of the officers, directors or employees of Sajan, or class of such persons, in connection with the transactions contemplated by the Merger Agreement, whether relative to the Merger Consideration to be paid to the holders of Sajan Common Stock pursuant to the Merger Agreement or otherwise. Dougherty did not express any opinion as to the impact of the transactions contemplated by the Merger Agreement on the solvency or viability of Sajan or the ability of Sajan’s affiliates to pay their respective obligations when they come due. Dougherty’s opinion was necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to Dougherty as of, the date of the opinion and Dougherty assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion.

The following is a summary of the material financial analyses delivered by Dougherty to the Special Committee in connection with rendering the fairness opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Dougherty, nor does the order of analyses described represent the relative importance or weight given to those analyses by Dougherty. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Dougherty’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 25, 2017, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Dougherty analyzed the Merger Consideration relative to Sajan’s 30-day, 60-day, 90-day and 200-day moving average stock prices as of April 24, 2017, as shown in the table below:

This analysis indicated that the Merger Consideration represented:

•	a premium of 61.4% based on the $3.61 30-day moving average stock price;
•	a premium of 56.1% based on the $3.73 60-day moving average stock price;
•	a premium of 55.9% based on the $3.74 90-day moving average stock price;
•	a premium of 48.8% based on the $3.92 200-day moving average stock price; and
•	a premium of 53.4% based on the $3.80 per share Common Stock price as of market close on April 24, 2017.

Selected Companies Analysis

Dougherty reviewed and compared certain financial information for Sajan to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the content translation services sector that are subject to similar market dynamics to that of Sajan:

•	Teleperformance SE
•	RWS Holdings plc
•	SDL plc
•	Keyword Studios plc
•	Appen Ltd

Although none of the selected companies is directly comparable to Sajan, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Sajan. Dougherty calculated and compared various financial multiples and ratios based on estimates from FactSet Research Systems, Inc. (“FactSet”), the Dougherty Forecasts and market information. With respect to each of the selected companies, Dougherty calculated such company’s enterprise value (“EV”), which is the market capitalization of such company that Dougherty derived based on the closing price of the shares of the applicable company’s common stock and the number of shares of common stock outstanding on a fully diluted basis based upon public information available as of April 24, 2017, plus the book value of debt less the book value of liquid cash and cash equivalents based upon public information available as of April 24, 2017, as a multiple of estimated revenue, and a multiple of estimated earnings before interest, taxes, depreciation and amortization (adjusted for certain non-recurring charges) (“EBITDA”), respectively, for the trailing twelve months (“TTM”) period ended March 31, 2017 and the calendar years 2017 and 2018, as provided by FactSet. With respect to Sajan, Dougherty calculated EV as a multiple of estimated revenue and estimated EBITDA for the TTM period ended March 31, 2017 and calendar years 2017 and 2018 as provided by the Forecast. Sajan’s EV at the transaction price was $24.6 million and was calculated based on the Merger Consideration of $5.83 and the estimated number of the shares of Sajan Common Stock outstanding on a fully diluted basis as of March 31, 2017, plus the book value of debt and less the book value of liquid cash and cash equivalents as of March 31, 2017. Information regarding the fully diluted share count, the book value of debt, and liquid cash and cash equivalents was obtained from Sajan management. A summary of these analyses are as follows:

Company Name	Ticker Symbol	Enterprise Value/Revenue			Enterprise Value/EBITDA
		TTM	CY2017E	CY2018E	TTM	CY2017E	CY2018E
Teleperformance SE	RCF-FR	2.1x	1.8x	1.7x	14.1x	10.6x	9.9x
RWS Holdings plc	RWS-GB	5.4x	4.5x	4.2x	19.8x	15.9x	15.0x
SDL Plc	SDL-GB	1.6x	1.6x	1.5x	14.9x	13.3x	12.0x
Keywords Studios plc	KWS-GB	5.6x	4.7x	4.2x	33.6x	28.3x	24.6x
Appen Ltd.	APX-AU	2.3x	1.9x	1.7x	11.0x	12.3x	10.7x
Min		1.6x	1.6x	1.5x	11.0x	10.6x	9.9x
Mean		3.4x	2.9x	2.7x	18.7x	16.1x	14.4x
Median		2.3x	1.9x	1.7x	14.9x	13.3x	12.0x
Max		5.6x	4.7x	4.2x	33.6x	28.3x	24.6x

Data as of April 24, 2017
Source: FactSet, Dougherty & Company research

Dougherty determined that it was appropriate to apply reference multiples that represent a discount to the mean and median values of the selected companies in order to reflect Sajan’s revenue growth profile, margin profile, smaller size, and limited liquidity. The analysis resulted in a range of value indications of $2.59 to $6.03 per share of Sajan Common Stock, as noted in the table below:

	Sajan EBITDA	Reference Multiples	Implied Enterprise Value	Implied Equity Value	Implied Share Price
$ in thousands, other than share price
TTM	$896.0	10.00x – 12.00x	$ 8,959.6 – $10,751.5	$12,666.5 – $14,458.4	$2.59 – $2.96
FY 2017E	$3,092.5	7.00x – 8.00x	$21,647.7 – $24,740.2	$25,354.6 – $28,447.1	$5.19 – $5.83
FY 2018E	$3,959.9	6.00x – 6.50x	$23,759.2 – $25,739.2	$27,466.1 – $29,446.0	$5.63 – $6.03

Selected Transactions Analysis

Dougherty analyzed certain information relating to the following selected transactions in the content translation services sector since 2014 involving companies with similar profiles to that of Sajan.

For each of the selected transactions, Dougherty calculated and compared aggregate enterprise value as a multiple of the then-TTM revenue and as a multiple of the then-TTM EBITDA. Information regarding the transactions was obtained from FactSet, company press releases, SEC filings and other publicly available sources.

While none of the companies that participated in the selected transactions are directly comparable to Sajan, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Sajan’s results, market size and product profile. A summary of these analyses are as follows:

Announced	Closed	Target Name	Buyer Name	Enterprise Value	Enterprise Value/
					TTM Revenue	TTM EBITDA
				$ in millions
12/12/16	2/28/17	Lionbridge Technologies, Inc. (Delaware)	H.I.G. Capital LLC (Private Equity)	$430.3	0.8x	10.4x
2/14/17	2/17/17	LUZ, Inc.	RWS Holdings Plc	$82.5	2.8x	10.7x
8/22/16	9/19/16	Language Line Services, Inc.	Teleperformance SA	$1,522.0	3.9x	10.4x
8/9/16	8/15/16	anydooR, Inc.	Rozetta Corp.	$13.1	2.4x	NA
7/29/16	7/29/16	Volta Creations, Inc.	Keywords Studios Plc	$4.2	1.5x	NA
4/13/16	4/13/16	Sillabit SRL	Keywords Studios Plc	$20.6	1.1x	NA
11/9/15	11/9/15	Geotext Translations, Inc.	Lionbridge Technologies, Inc. (Delaware)	$18.1	1.1x	NA
11/2/15	11/2/15	Corporate Translations, Inc.	RWS Holdings Plc	$70.0	3.0x	14.6x
6/22/15	6/22/15	Semantix SpråkCentrum AB	Segulah Advisor AB	$140.0	1.9x	NA
5/26/15	6/1/15	Welocalize, Inc.	Norwest Equity Partners	$220.0	1.6x	NA
2/18/15	4/1/15	SDI Media Central Holdings Corp.	SDI Media Central Holdings Corp./Private Group/	$150.0	0.9x	10.5x
2/16/15	2/16/15	Moravia IT sro	Clarion Capital Partners LLC	$150.0	1.5x	NA
11/10/14	1/7/15	CLS Communication AG	Lionbridge Technologies, Inc. (Delaware)	$268.7	3.0x	NA
5/23/14	7/23/14	Ubiqus SAS	Ubiqus SAS/Private Group 2/	$154.9	2.0x	NA
12/19/13	4/25/14	Systran SA	Systran International Co. Ltd.	$42.8	2.9x	54.1x
2/18/14	2/18/14	Babel Media Ltd.	Keywords Studios Plc	$9.0	0.8x	13.5x

Min	0.8x	10.4x
Mean	2.0x	17.7x
Median	1.8x	10.7x
Max	3.9x	54.1x

Data as of April 24, 2017
Source: FactSet, Dougherty & Company research

Dougherty analyzed each of the selected transactions and determined that it was appropriate to apply reference multiples that represent a discount to the mean and median values of the selected transactions to reflect Sajan’s revenue growth profile, margin profile, and smaller size. The analysis resulted in a range of value indications of $2.78 to $5.98 per share of Sajan Common Stock, as noted in the table below:

	Sajan Metric	Reference Multiples	Implied Enterprise Value	Implied Equity Value	Implied Share Price
$ in thousands, other than share price
Revenue
TTM	$29,556.6	0.80x – 0.85x	$23,645.3 – $25,123.1	$27,352.1 – $28,830.0	$5.60 – $5.91
FY 2017E	$31,884.6	0.75x – 0.80x	$23,913.4 – $25,507.7	$27,620.3 – $29,214.5	$5.66 – $5.98
EBITDA
TTM	$896.0	11.00x – 13.00x	$ 9,855.6 – $11,647.5	$13,562.4 – $15,354.4	$2.78 – $3.15
FY 2017E	$3,092.5	7.00x – 8.00x	$21,647.7 – $24,740.2	$25,354.6 – $28,447.1	$5.19 – $5.83

Discounted Cash Flow Analysis

Using the Dougherty Forecasts, Dougherty performed a discounted cash flow analysis on Sajan to determine a range of present values per share of Sajan Common Stock. Dougherty conducted its discounted cash flow analysis by applying discount rates ranging from 20% to 22%, reflecting estimates of Sajan’s weighted average cost of capital, to estimated unlevered free cash flows of Sajan for the period from January 1, 2017 to December 31, 2021. Dougherty determined that it was appropriate to apply discount rates ranging from 20% to 22% in order to reflect risk in Sajan’s projected performance relative to its historical results, as well as its revenue growth profile, margin profile, small size, and limited liquidity. Dougherty then derived a range of terminal values by applying a range of exit multiples of 5.0x to 7.0x to Sajan’s estimated terminal year EBITDA, which was based on Dougherty’ professional judgment, and discounting such terminal values to April 24, 2017, using the same range of discount rates as described above. Dougherty derived a range of implied enterprise values by adding the range of present values it derived above for the annual periods from January 1, 2017 through December 31, 2021 to the range of present values of the terminal values it derived as described above. Dougherty then added to the range of implied enterprise values an amount equal to $3.7 million, or $0.76 per share, which represents Sajan’s net cash as of March 31, 2017 to arrive at a range of implied equity values for Sajan. Dougherty then divided such implied equity values by the estimated number of the shares of Sajan Common Stock outstanding on a fully diluted basis as of March 31, 2017, based on information provided Sajan’s management, to calculate a range of present values per share of Sajan Common Stock. This analysis resulted in a range of value indications from $4.85 to $6.35 per share of Sajan Common Stock.

Summary and Conclusion

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Dougherty’s opinion. In arriving at its fairness determination, Dougherty considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Dougherty made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Sajan or the transactions contemplated by the Merger Agreement.

Dougherty prepared these analyses for purposes of providing its opinion to the Special Committee as to the fairness, from a financial point of view, as of April 25, 2017, of the Merger Consideration. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Sajan, Dougherty or any other person assumes responsibility if future results are materially different from those forecast.

The $5.83 in cash per share of Sajan Common Stock to be paid to the holders of Sajan Common Stock pursuant to the Merger Agreement was determined through arm’s-length negotiations between Sajan and Amplexor and was approved by the Special Committee. Dougherty provided advice to Sajan during these negotiations. Dougherty did not, however, recommend any specific amount of consideration to Sajan or the Special Committee or that any specific amount of consideration constituted the only appropriate consideration for the transactions contemplated by the Merger Agreement.

As described above, Dougherty’s opinion was one of many factors taken into consideration by the Special Committee in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Dougherty in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Dougherty attached to this proxy statement.

Dougherty and its affiliates are engaged in investment banking, sales and trading, equity research, proprietary investments, asset management and other financial and non-financial activities and services for various persons and entities. Dougherty and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans and other financial instruments of Sajan, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transactions contemplated by the Merger Agreement. Dougherty acted as financial advisor to Sajan in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the Merger Agreement. During the three year period ended April 25, 2017, Dougherty provided certain investment banking services to Sajan in connection with the sale of Sajan’s Common Stock in a follow-on offering, for which Dougherty received aggregate compensation equal to $133,700. During that period, Dougherty did not provide any investment banking services to Amplexor, but Dougherty may in the future provide financial advisory or other services to Amplexor and its affiliates, for which Dougherty may receive compensation.

The Special Committee selected Dougherty as its financial advisor because the firm has substantial experience with Sajan’s business and the content translation services sector. Pursuant to a letter agreement dated October 5, 2016, Sajan engaged Dougherty to act as its financial advisor in connection with a possible sale. The engagement letter between Sajan and Dougherty provides for a transaction fee that is estimated, based on the information available as of April 25, 2017, to be approximately $475,000. Approximately $50,000 of this amount became payable upon delivery of the fairness opinion and approximately $425,000 of this amount is contingent upon the consummation of the transactions contemplated by the Merger Agreement. In addition, Sajan has agreed to reimburse Dougherty for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Dougherty and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financing of the Merger

Amplexor’s and Merger Sub’s obligations under the Merger Agreement are not subject to any financing condition. The parent company of Amplexor, Amplexor International S.A., has guaranteed the obligations of Amplexor under the Merger Agreement.

Interests of Sajan’s Directors and Executive Officers in the Merger

When considering the recommendation of the Special Committee and the Board that you vote for the proposal to approve the Merger and adopt the Merger Agreement, you should be aware that certain of our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Special Committee and the Board was aware of these interests in approving the Merger Agreement and the Merger and in recommending that the Merger and the Merger Agreement be approved and adopted by our stockholders.

For purposes of this proxy statement, our named executive officers for fiscal 2016 consist of Shannon Zimmerman, Thomas P. Skiba and Paul Rome, although Mr. Rome’s employment with Sajan terminated on November 9, 2016. The compensation that may become payable to our named executive officers in connection with the Merger is subject to approval, on a non-binding and advisory basis, by our stockholders, as described below in the section entitled “Proposal No. 2 — Approval, on an Advisory Basis, of Named Executive Officer Merger-Related Compensation.”

Treatment of Option Awards

Under the Merger Agreement, the options held by our directors and executive officers under our equity plans will be treated as described in the section entitled “The Merger Agreement — Treatment of Sajan Option Awards.”

The following table sets forth the number of shares underlying stock options, whether vested or unvested, held by our non-employee directors and executive officers as of May 8, 2017 and the amount of Merger Consideration that will be payable in connection therewith upon settlement of the outstanding options as of the Effective Time of the Merger.

Name	Shares Subject to Company Stock Options	Aggregate Value of Company Stock Options
Directors
Benjamin F. Allen	12,500	$11,850
Thomas Magne	3,750	$4,988
Michael Rogers	12,500	$12,500
Benno Sand	13,000	$13,000
Angela Zimmerman	2,500	$3,325
Executive Officers
Shannon Zimmerman	—	$—
Thomas P. Skiba	85,000	$62,150
Paul Rome(1)	—	$—

(1)	Mr. Rome’s employment with Sajan terminated on November 9, 2016.

Employment Agreements

We have entered into employment agreements with each of our named executive officers. Under the employment agreement between Shannon Zimmerman and Sajan, dated May 19, 2006, as amended February 1, 2010 and January 5, 2017, we are required to pay severance in an amount equal to Mr. Zimmerman’s then-current annual salary upon termination of employment by us other than for cause or upon termination of employment by Mr. Zimmerman for our uncured breach of any material provision of his employment agreement, and requires us to pay for one year of health insurance coverage, not to exceed $5,000 for the annual period. Cause is defined as (i) a material act of dishonesty made by Mr. Zimmerman in connection with his responsibilities as an employee, (ii) Mr. Zimmerman’s commission of a felony, (iii) Mr. Zimmerman’s gross misconduct, (iv) Mr. Zimmerman’s continued substantial violations of his employment duties after he has received a written demand for performance from us that specifically sets forth the factual basis for our belief that he has not substantially performed his duties or (v) Mr. Zimmerman’s continued material breach of his employment agreement or any confidentiality or proprietary information agreement between Mr. Zimmerman and us after he has received a written notice that specifically sets forth the factual basis for our belief that he has breached his employment agreement or any confidentiality or proprietary information agreement between him and us.

Mr. Zimmerman is expected to enter into a new employment agreement with the Surviving Corporation in connection with closing of the Merger. He is expected to receive an annual base salary of $210,000, which is consistent with his current annual base salary, and bonus opportunities consistent with Sajan’s current bonus plan. He will also be eligible for severance consistent with his current agreement, including twelve months of continued base salary and continued payment of health insurance premiums for the same amount of time. Mr. Zimmerman will be subject to six-month non-compete and non-solicitation provisions.

Under the employment agreement dated August 20, 2013, as amended March 9, 2015 and January 5, 2017, between Thomas Skiba and Sajan, all unvested stock options will become vested upon a change of control (which includes the Merger). The employment agreement may be terminated by either party upon three months’ written notice. In the event we terminate Mr. Skiba’s employment for any reason not constituting cause or Mr. Skiba terminates his employment for good reason, we will pay his base salary through the date of termination and will provide the following benefits: (i) severance pay equal to twelve months of his ending base salary, (ii) one year of health insurance coverage, not to exceed $5,000 for the annual period, and (iii) immediate vesting of all stock options that are due to be vested within twelve months from the date of termination.

Cause is defined as (i) theft, embezzlement, or a material act of dishonesty by Mr. Skiba, (ii) Mr. Skiba’s commission of a felony or crime of moral turpitude, (iii) Mr. Skiba’s gross misconduct, (iv) Mr. Skiba’s continued substantial failure to satisfy his employment duties after he has received a written demand for performance from us that specifically sets forth the factual basis for our belief that he has not substantially performed his duties and he has failed to cure his substantial failure to satisfy his employment duties to the satisfaction of our Chief Executive Officer within 30 days of his receipt of such written demand; (v) Mr. Skiba’s continued material breach of his employment agreement or any material policy of ours after he has received a written notice that specifically sets forth the factual basis for our belief that he has breached his employment agreement or any material policy of ours; or (vi) his breach of his restrictive covenant agreement or any subsequent confidentiality and/or proprietary information agreements between him and us. Good reason includes either of the following events occurring without Mr. Skiba’s advance consent provided that we have not cured such event within 30 days after receiving written notice from Mr. Skiba of such event: (a) continued failure by us to comply with any material provision of his employment agreement; or (b) a material diminution in his responsibilities, authority or base salary.

Mr. Skiba also holds options to purchase shares of our Common Stock, which were granted pursuant to our 2004 Amended and Restated Long-Term Incentive Plan and our 2014 Equity Incentive Plan. Pursuant to these plans and the forms of option agreement used for grants under these plans, all outstanding unvested stock options will vest and become exercisable immediately prior to the Effective Time of the Merger. Mr. Zimmerman does not hold any stock options.

Quantification of Payments and Benefits to Sajan’s Named Executive Officers

The table below shows the estimated compensation that each named executive officer would receive assuming that the Merger was consummated and each named executive officer’s employment was terminated by Sajan without cause or by the named executive officer for good reason on May 8, 2017.

The amounts reflected in the table and the footnotes are determined using a per-share price for our Common Stock of $5.83, which is equal to the Merger Consideration. The compensation summarized in the table and footnotes below for each named executive officer is subject to approval, on a non-binding, advisory basis, by our stockholders, as described below in the section entitled “Proposal No. 2 — Approval, on an Advisory Basis, of Named Executive Officer Merger-Related Compensation.”

The tables below do not include amounts the named executive officers were already entitled to receive or that were vested as of May 8, 2017, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of a named executive officer and that are available generally to all of our salaried employees. The estimated amounts below are based on multiple assumptions that may not actually occur, including assumptions described in this Proxy Statement. In addition, certain amounts will vary depending on the actual date of closing of the Merger, which is presently expected to occur in the third quarter of 2017. As a result, the actual amounts, if any, to be received by an applicable individual may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officers	Cash(1)	Equity(2)	Pension ($)	Perquisites/ Benefits(3)	Tax Reimbursement ($)	Other ($)	Total
Shannon Zimmerman	$210,000	—	—	$5,000	—	—	$215,000
Thomas P. Skiba	$190,000	$25,681	—	$5,000	—	—	$220,681
Paul Rome(4)	—	—	—	—	—	—	—

(1)	This amount is equal to the named executive officer’s fiscal year 2017 salary. Such amounts are payable upon a termination of employment by us without cause or by the named executive officer for good reason.
(2)	This amount represents the aggregate Merger Consideration with respect to shares subject to unvested stock options that will become vested and will convert into the right to receive cash upon the closing of the Merger, as described in the section entitled “The Merger Agreement — Treatment of Sajan Option Awards.” The amounts are determined as of May 8, 2017 and some of the outstanding unvested stock options are scheduled to vest before the closing date. Any such unvested stock options that vest before the closing date will no longer be counted as golden parachute payments at closing, but are included in the calculations here.
(3)	This amount represents one year of Company-sponsored health insurance coverage, not to exceed $5,000 for the annual period.
(4)	Mr. Rome’s employment with Sajan terminated on November 9, 2016 and he is not eligible to receive any compensation in connection with the Merger.

Insurance and Indemnification of Directors and Executive Officers

For six years after the Effective Time, to the fullest extent permitted under applicable law, Amplexor and the Surviving Corporation shall indemnify, defend and hold harmless each of our and our subsidiaries’ officers or directors against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by the Merger Agreement), and shall reimburse each of our and our subsidiaries’ officers or directors for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such person to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such person is not entitled to be indemnified under applicable law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed). Additionally, the certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the our current certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner than would adversely in any manner affect the rights thereunder of individuals who, at or prior to the Effective Time, were our or our subsidiaries’ directors or officers.

Amplexor and Merger Sub have also agreed that, all rights to indemnification, advancement of expenses and exculpation by us now existing in favor of each of our and our subsidiaries’ officers or directors as provided in our certificate of incorporation and by-laws, in each case as in effect on the date of the Merger

Agreement, or pursuant to any other contracts in effect on the date of the Merger Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

Amplexor also agreed to cause the Surviving Corporation to, (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by us immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its subsidiaries when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to our and our subsidiaries’ directors and officers, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by the Merger Agreement). However, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of three hundred percent (300%) of the last annual premium paid by us for such insurance prior to the date of the Merger Agreement. If such insurance coverage cannot be obtained at an annual premium equal to or less than such amount, Amplexor agreed to cause the Surviving Corporation to obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to such amount.

Amplexor and the Surviving Corporation are required to make proper provision for the continuation of these rights in connection with certain future corporate transactions.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of our Common Stock whose shares are exchanged for cash pursuant to the Merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. Holders. This discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “ IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax consequences. This discussion does not address any tax consequences arising under the 3.8% Medicare Net Investment Income Tax imposed by Section 1411 of the Code, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling will be sought from the IRS with respect to the Merger.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of our Common Stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•	a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or
•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. Holders of shares of our Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. Holder in light of its particular circumstances, or that may apply to U.S. Holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. Holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain expatriates, S corporations, or other pass-through entities, or investors in such S corporations or other pass-through entities, real estate investment trusts, regulated investment companies, U.S. Holders who hold shares of our Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, U.S. Holders who will hold (actually or constructively) an equity interest in Amplexor immediately after the Merger, and U.S. Holders who acquired their shares of our Common Stock through the exercise of employee stock options or other compensation arrangements).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of our Common Stock, you should consult your tax advisor.

This summary of U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of our Common Stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax, the Medicare Net Investment Income Tax and any other U.S. federal, or state, local, foreign or other tax laws.

The receipt of cash by U.S. Holders in exchange for shares of our Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder who receives cash in exchange for shares of our Common Stock pursuant to the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. Holder’s adjusted tax basis in such shares.

Any such gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the shares of our Common Stock surrendered in the Merger is greater than one year as of the date of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of our Common Stock at different times and different prices, such U.S. Holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of our Common Stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of our Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. Holder is a U.S. person, that the taxpayer identification number provided is correct and that such U.S. Holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Regulatory Approvals

The Merger is not subject to any required regulatory approvals.

Delisting and Deregistration of Sajan Common Stock

If the Merger is completed, our Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act.

Vote Required and Board Recommendation

We are asking you to approve a proposal to approve the Merger and adopt the Merger Agreement. For a detailed discussion of the terms and conditions of the Merger Agreement, see the section entitled “The Merger Agreement.” A copy of the Merger Agreement is attached to this Proxy Statement as Annex A.

Assuming a quorum is present, the affirmative vote of a majority of our shares of Common Stock outstanding at the close of business on the record date for the Special Meeting and entitled to vote on this proposal is required to approve the proposal approving the Merger and adopting the Merger Agreement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE MERGER
AND THE ADOPTION OF THE MERGER AGREEMENT.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this document as Annex A and which is incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this document.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A to this document, are intended to provide information regarding the terms of the Merger Agreement and are not intended to provide any factual information about Sajan or modify or supplement any factual disclosures about Sajan in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Sajan. The Merger Agreement contains representations and warranties by and covenants of Sajan, Amplexor, and Merger Sub that were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures and being made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Sajan’s public disclosures. The representations, warranties and covenants in the Merger Agreement and any descriptions thereof should be read in conjunction with the disclosures in Sajan’s periodic and current reports, proxy statements and other documents filed with the SEC. See the section entitled “Where You Can Find Additional Information.” Moreover, the description of the Merger Agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about Sajan may be found elsewhere in this document and in Sajan’s other public filings. See the section entitled “Where You Can Find Additional Information.”

Structure of the Merger; Articles of Incorporation; Bylaws; Directors and Officers

At the Effective Time, Merger Sub will merge with and into Sajan, and the separate corporate existence of Merger Sub will cease. Sajan will be the Surviving Corporation in the Merger and will continue its corporate existence as a Delaware corporation and a wholly-owned subsidiary of Amplexor.

At the Effective Time, the certificate of incorporation of Sajan will be amended and restated in its entirety to be identical to the form attached as Exhibit C to the Merger Agreement, which is attached as Annex A hereto, and such certificate will be the certificate of incorporation of the Surviving Corporation. Also at the Effective Time, the by-laws of Merger Sub will become the by-laws of the Surviving Corporation.

At the Effective Time, the individuals holding positions as directors and officers of Merger Sub immediately before the Effective Time will become the initial directors and officers, respectively, of the Surviving Corporation.

When the Merger Becomes Effective

The closing of the Merger will take place at 10:00 a.m. Chicago Time at the offices of Quarles & Brady LLP, 300 North LaSalle Street, Chicago, Illinois 60654, as soon as practicable (and, in any event, within three business days) after the satisfaction or, to the extent permitted by the Merger Agreement, waiver of all conditions to the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions).

At the closing, the certificate of merger will be filed with the Secretary of State of the State of Delaware. The Merger will become effective at the time when the certificate of merger are filed or at such later date or time as may be agreed by Sajan and Amplexor and specified in the certificate of merger.

Effect of the Merger on the Common Stock

At the Effective Time, each share of our Common Stock outstanding immediately prior to the Effective Time (other than Treasury Shares and Dissenting Shares) will be converted into the right to receive the Merger Consideration. The Merger Consideration will be $5.83 per share in cash, without interest, and subject to any applicable withholding taxes.

At the Effective Time, each Dissenting Share will be entitled only to such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, any holder of Dissenting Shares fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. For more information regarding appraisal rights, see the section entitled “Appraisal Rights.”

At the Effective Time, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, and such shares will constitute the only outstanding shares of capital stock of the Surviving Corporation.

Treatment of Sajan Option Awards

At the Effective Time, each option to purchase Common Stock that is outstanding, whether vested or unvested, shall immediately accelerate and vest and become exercisable and will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the aggregate number of shares of our Common Stock subject to such stock option immediately prior to the Effective Time multiplied by (b) the excess, if any, of the Merger Consideration over the per share exercise price of such stock option, less any taxes required to be withheld.

Payment for Common Stock in the Merger

On or after the Effective Time, Amplexor will deposit, or cause to be deposited, with an exchange agent reasonably acceptable to Sajan sufficient funds to pay the aggregate Merger Consideration. Promptly after the Effective Time, Amplexor shall send, or shall cause the exchange agent to send, to each record holder of shares of Common Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the stock certificates or transfer of book-entry shares to the exchange agent) for use in such exchange. Upon (i) surrender of certificates (or effective affidavits of loss in lieu of certificates and, if required, the posting of a bond) to the exchange agent together with the letter of transmittal, duly completed and validly executed in accordance with the instructions to the letter of transmittal or (ii) receipt of an “agent’s message” by the exchange agent (or such other evidence as the exchange agent may reasonably request), the holder of such certificates (or effective affidavits of loss in lieu of certificates) or book-entry shares will be entitled to receive the Merger Consideration for all such shares of Common Stock.

Representations and Warranties; Material Adverse Effect

The Merger Agreement contains representations and warranties of Sajan, subject to certain exceptions in the Merger Agreement, in the confidential disclosure letter delivered in connection with the Merger Agreement and in certain of Sajan’s public filings, as to, among other things:

•	organization, good standing, organizational documents and ownership of subsidiaries;
•	capitalization;
•	corporate authority, required governmental and third party consents and approvals, and approval by the Board;

•	the SEC filings and financial statements of Sajan;
•	the absence of undisclosed liabilities or off-balance sheet arrangements;
•	the absence of material adverse effects and certain other changes or events;
•	tax matters;
•	intellectual property;
•	compliance with applicable laws and possession of applicable permits;
•	litigation;
•	brokers’ and finders’ fees;
•	related party transactions;
•	employee and employee benefit plan matters;
•	real property and personal property matters;
•	environmental matters;
•	material contracts;
•	the accuracy and completeness of the information supplied for the purposes of this Proxy Statement; and
•	the receipt by our Board of a fairness opinion from Dougherty.

The Merger Agreement also contains representations and warranties of Amplexor and Merger Sub, subject to certain exceptions in the Merger Agreement, as to, among other things:

•	organization and good standing of Amplexor and Merger Sub;
•	corporate authority and required governmental and third party consents and approvals;
•	the accuracy and completeness of the information supplied for the purposes of this Proxy Statement; and
•	the availability of sufficient funds to pay the aggregate Merger Consideration;
•	litigation; and
•	ownership of shares of Sajan Common Stock.

Some of the representations and warranties in the Merger Agreement are qualified by materiality or knowledge qualifiers or a “Material Adverse Effect” qualifier with respect to Sajan, as discussed below.

For purposes of the Merger Agreement, a “Material Adverse Effect” with respect to Sajan means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate with any other event, occurrence, fact, condition or change, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of Sajan and its subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from:

•	the announcement of the transactions contemplated by the Merger Agreement;
•	compliance with the express terms of, or the taking of any action expressly required by, the Merger Agreement (excluding Sajan operating in the normal course of business) or the taking of any action consented to or requested in writing by Amplexor prior to the taking of such action; or
•	any legal proceedings made or brought by any current or former securityholders of Sajan (on their own behalf or on behalf of Sajan) arising out of or related to the Merger Agreement or any transactions contemplated by the Merger Agreement;

or, except to the extent that the following events, changes or effects have a disproportionate effect on Sajan and its subsidiaries, taken as a whole, compared to other participants in the industries in which Sajan and its subsidiaries conduct their businesses:

•	changes generally affecting the economy, financial or securities markets;
•	any outbreak or escalation of war or any act of terrorism;
•	general conditions in the industry in which Sajan and its subsidiaries operate;
•	any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof) or required by any change in applicable Law after the date hereof; or
•	any adoption, implementation, promulgation, repeal or modification of any applicable Law after the date hereof.

A “Material Adverse Effect” on Sajan also includes any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate with any other event, occurrence, fact, condition or change, materially adverse to the ability of Sajan to consummate the transactions contemplated hereby on a timely basis.

Conduct of Business Pending the Merger

The Merger Agreement provides that, during the period from the date of the Merger Agreement until the Effective Time, except as expressly contemplated by the Merger Agreement or as required by applicable Law or with the prior written consent of Amplexor, we will, and will cause our subsidiaries to, conduct our business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, we shall, and shall cause each of our subsidiaries to, use its reasonable best efforts to preserve substantially intact our and our subsidiaries’ business organization, to keep available the services of our and our subsidiaries’ current officers and employees, to preserve our and our subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other persons having business relationships with us.

The Merger Agreement further provides that, during such period, we shall not, nor shall we permit any of our subsidiaries to, without the prior written consent of Amplexor (which consent shall not be unreasonably withheld or delayed):

•	amend or propose to amend our certificate of incorporation or by-laws (or other comparable organizational documents);
•	(i) split, combine or reclassify any of our or our subsidiaries’ securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of our or our subsidiaries’ securities, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock (other than dividends from our direct or indirect wholly-owned subsidiaries);
•	issue, sell, pledge, dispose of or encumber any of our or our subsidiaries’ securities, other than (i) the issuance of shares of Common Stock upon the exercise of any stock options outstanding as of the date of the Merger Agreement in accordance with its terms, (ii) the issuance of shares of Common Stock in respect of other equity compensation awards outstanding under our equity incentive plans as of the date of the Merger Agreement in accordance with their terms, or (iii) the issuance of stock options and the issuance of shares of Common Stock upon the exercise of such stock options (other than to or by our directors or executive officers) in accordance with their terms in the ordinary course of business consistent with past practice;

•	except as required by applicable law or by any contract in effect as of the date of the Merger Agreement, (i) increase the compensation payable or that could become payable by us or any of our subsidiaries to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of our past or present officers or employees, (iii) promote any officers or employees, except employee promotions made in the ordinary course of business consistent with past practice, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any employee benefit plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an employee benefit plan if it were in existence as of the date of the Merger Agreement, or make any contribution to any employee benefit plan, other than contributions required by law, the terms of such employee benefit plans as in effect on the date of the Merger Agreement or that are made in the ordinary course of business consistent with past practice;
•	acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances or capital contributions to or investments in any person in excess of $50,000 in the aggregate;
•	(i) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any subsidiary, provided that the foregoing shall not prohibit us or our subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
•	repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any of our or our subsidiaries’ debt securities, guarantee any debt securities of another person, enter into any “keep well” or other contract to maintain any financial statement condition of any other person (other than any of our wholly-owned subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;
•	enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any material contract or any lease or any other contract, if in effect as of the date of the Merger Agreement would constitute a material contract or lease;
•	institute, settle or compromise any legal actions pending or threatened before any arbitrator, court or other governmental entity involving the payment of monetary damages by us or any of our subsidiaries of any amount exceeding $50,000 in the aggregate, other than (i) any legal action brought against Amplexor or Merger Sub arising out of a breach or alleged breach of the Merger Agreement by Amplexor or Merger Sub, and (ii) the settlement of claims, liabilities or obligations reserved against on our most recent balance sheet included in our SEC filings; provided that neither us nor any of our subsidiaries shall settle or agree to settle any legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on our business;
•	make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;
•	(i) settle or compromise any material tax claim, audit or assessment, (ii) make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, (iii) amend any material tax returns or file claims for material tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to us or our subsidiaries;

•	enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract with respect to any joint venture, strategic partnership or alliance, other than reseller agreements entered into in the ordinary course of business consistent with past practice;
•	except in connection with actions permitted by the non-solicitation provisions of the Merger Agreement, take any action to exempt any person from, or make any acquisition of our securities by any person not subject to, any state takeover statute or similar statute or regulation that applies to us with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Amplexor, Merger Sub or any of their respective subsidiaries or affiliates, or the transactions contemplated by the Merger Agreement;
•	abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to our owned intellectual property, other than in the ordinary course of business consistent with past practice; or
•	agree or commit to do any of the foregoing.

No Solicitation; Takeover Proposals

We and our Board will generally not be permitted to solicit or participate in discussions regarding any inquiry, indication of interest or proposal that would reasonably be expected to lead to a Takeover Proposal. For purposes of the Merger Agreement:

•	“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any person (other than Amplexor and its subsidiaries, including Merger Sub) relating to any (a) direct or indirect acquisition of our or our subsidiaries’ assets (including any voting equity interests of our subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of our consolidated assets or to which fifteen percent (15%) or more of our net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of our voting equity interests, (c) tender offer or exchange offer that if consummated would result in any person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of our voting equity interests, (d) merger, consolidation, other business combination or similar transaction involving us or any of our subsidiaries, pursuant to which such person would own fifteen percent (15%) or more of our consolidated assets, net revenues or net income, taken as a whole, or (e) our liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) or our declaration or payment of an extraordinary dividend (whether in cash or other property).
•	“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of our consolidated assets or a majority of our outstanding Common Stock, that our Board determines in good faith (after consultation with outside legal counsel and Dougherty) is more favorable from a financial point of view to the holders of our Common Stock than the transactions contemplated by the Merger Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on us, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Board and (e) any revisions to the terms of the Merger Agreement and the Merger proposed by Amplexor.

Except as permitted by the Merger Agreement, prior to closing of the Merger, the Merger Agreement requires that we will not, and will cause our subsidiaries not to, and will not authorize or give permission to our or our subsidiaries’ directors, officers, employees, advisors and investment banks to, directly or indirectly

•	solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal;
•	conduct or engage in any discussions or negotiations with, disclose any non-public information relating to us or any of our subsidiaries to, afford access to our or our subsidiaries’ business, properties, assets, books or records to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal;
•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of our or our subsidiaries’ equity securities;
•	approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or
•	enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any Takeover Proposal.

Notwithstanding these no-shop restrictions, prior to the time the requisite stockholder vote is obtained, the Board, directly or indirectly through any of its representatives, may, participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal orally or in writing that the Board believes in good faith, after consultation with outside legal counsel and Dougherty, constitutes or would reasonably be expected to result in a Superior Proposal and thereafter furnish to such third party non-public information relating to us or our subsidiaries pursuant to an executed confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable to us than those contained in the confidentiality agreement with Amplexor, provided that the Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Board to be in breach of its fiduciary duties under applicable law.

Prior to closing of the Merger, we are also required to notify Amplexor promptly (but in no event later than forty-eight hours) (A) after we obtain knowledge of our receipt, or the receipt by any of our representatives, of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating us or any of our subsidiaries or for access to our or our subsidiaries’ business, properties, assets, books or records by any third party; (B) of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof; and (C) prior to any meeting of the Board (or such lesser notice as is provided to the members of the Board) at which the Board is reasonably expected to consider any Takeover Proposal. We are also required to promptly provide Amplexor with a list of any non-public information concerning our business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Amplexor, copies of such information.

Change in Board Recommendation

As described in the section entitled “Proposal No. 1 — The Merger — Reasons for the Special Committee’s and our Board’s Recommendation in Favor of the Merger,” and subject to the provisions described below, our Board has unanimously recommended that our stockholders vote FOR the proposal to approve the Merger and adopt the Merger Agreement. The Merger Agreement provides that, except as described below, our Board may not:

•	fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Amplexor or Merger Sub, our Board’s recommendation in favor of the Merger;

•	recommend a Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Common Stock within ten business days after the commencement of such offer, or make any public statement inconsistent with our Board’s recommendation in favor of the Merger;
•	resolve or agree to take any of the foregoing actions.

Notwithstanding the restrictions described above and in the section entitled “— No Solicitation; Takeover Proposals,” at any time prior to the time the requisite stockholder vote is obtained, our Board may, in response to an intervening event or a Superior Proposal, change its recommendation in favor of the Merger and/or enter into a definitive agreement regarding a Superior Proposal. Our Board is permitted to take these actions only if:

•	our Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Board to be in breach of its fiduciary duties under applicable law;
•	we have notified Amplexor, in writing, at least five business days before making a change to our Board’s recommendation in favor of the Merger or entering into a definitive agreement regarding a Superior Proposal of our intention to take such action with respect to a Superior Proposal, which notice shall state expressly that we have received a Takeover Proposal that our Board intends to declare a Superior Proposal and that our Board intends to change its recommendation in favor of the Merger and/or we intend to enter into a definitive agreement regarding a Superior Proposal;
•	we have provided the material terms of the proposed definitive agreement regarding the Superior Proposal;
•	we have, and have caused our subsidiaries to, and have used our reasonable best efforts to cause our and our subsidiaries’ representatives to, negotiate with Amplexor in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Amplexor, in its discretion, proposes to make such adjustments (it being agreed that in the Amplexor will have additional three business day periods to negotiate any adjustments after we notify Amplexor of any material revisions to the proposed definitive agreement); and
•	our Board has determined in good faith, after consulting with outside legal counsel and Dougherty, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Amplexor.

Nothing contained in the Merger Agreement prohibits our Board from disclosing to our stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal, if we determine, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable law.

Sajan Stockholders’ Meeting

Subject to the relevant provisions of the Merger Agreement, including our Board’s right to change its recommendation in favor of the Merger and our right to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, as described in the section entitled “— Change in Board Recommendation,” we agreed to take all action necessary to duly call, give notice of, convene and hold the Special Meeting as soon as reasonably practicable after the date of the Merger Agreement. We also agreed to use reasonable best efforts to solicit from the holders of Common Stock proxies in favor of the adoption of the Merger Agreement and approval of the Merger and take all other actions necessary or advisable to secure the vote or consent of the holders of Common Stock required by applicable law to obtain such approval. Once the Special Meeting has been called and noticed, we shall not postpone or adjourn the Special Meeting without the consent of Amplexor (other than in order to obtain a quorum of our stockholders or as we reasonably determine to comply with applicable law).

Employee Matters

The Merger Agreement provides for the following treatment with respect to our and our subsidiaries’ employees who continue to be employed by the Surviving Corporation or one of its subsidiaries after the Effective Time (the “Continuing Employees”):

•	for 12 months following the Effective Time, Amplexor will cause the Surviving Corporation to provide the Continuing Employees with base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits that are, in the aggregate, no less favorable than the base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits provided by us and our subsidiaries on the date of the Merger Agreement; and
•	with respect to any Amplexor employee benefit plan (excluding retiree healthcare plans and any equity compensation plans) in which any Continuing Employee will participate as of the Effective Time, Amplexor will, or will cause the Surviving Corporation to, recognize all service of the Continuing Employees with us or our subsidiaries as if the service were with Amplexor for vesting and eligibility purposes (but not for purposes of early retirement subsidies under any defined benefit pension plan or for benefit accrual purposes, except for vacation), provided that such service will not be recognized if it would result in the duplication or benefits or such service would not have been recognized under our comparable employee benefit plan prior to the Effective Time.

Indemnification and Insurance

For six years after the Effective Time, to the fullest extent permitted under applicable law, Amplexor and the Surviving Corporation shall indemnify, defend and hold harmless each of our and our subsidiaries’ officers or directors against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by the Merger Agreement), and shall reimburse each of our and our subsidiaries’ officers or directors for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such person to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such person is not entitled to be indemnified under applicable law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed). Additionally, the certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the our current certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner than would adversely in any manner affect the rights thereunder of individuals who, at or prior to the Effective Time, were our or our subsidiaries’ directors or officers.

Amplexor and Merger Sub have also agreed that, all rights to indemnification, advancement of expenses and exculpation by us now existing in favor of each of our and our subsidiaries’ officers or directors as provided in our certificate of incorporation and by-laws, in each case as in effect on the date of the Merger Agreement, or pursuant to any other contracts in effect on the date of the Merger Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

Amplexor also agreed to cause the Surviving Corporation to (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by us immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its subsidiaries when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to our and our subsidiaries’ directors and officers, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by the Merger Agreement). However, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of three hundred percent (300%) of the last annual premium paid by us for such insurance prior to the date of the Merger Agreement. If such insurance coverage cannot be obtained at an annual premium equal to or less than such amount, Amplexor agreed to cause the Surviving Corporation to obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to such amount.

Amplexor and the Surviving Corporation are required to make proper provision for the continuation of these rights in connection with certain future corporate transactions.

Other Covenants and Agreements

The Merger Agreement also contains additional covenants, including, among others, covenants relating to confidentiality, preparation and filing of this Proxy Statement, providing notice of certain events, including litigation related to the Merger Agreement, public announcements relating to the Merger, elimination of any applicable takeover statutes, exemptions of dispositions of Sajan securities in connection with the Merger under Rule 16b-3 of the Exchange Act, and Amplexor International S.A. providing a guaranty of Amplexor and Merger Sub’s obligations under the Merger Agreement.

Conditions to Completion of the Merger

The respective obligations of each party to the Merger Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the closing date of the Merger of each of the following conditions:

•	the adoption of the Merger Agreement by the Sajan stockholders;
•	no governmental entity having jurisdiction over any party to the Merger Agreement shall have enacted, issued, promulgated, enforced or entered any laws or orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement;
•	all required consents, approvals and other authorizations of any governmental entity shall have been obtained; and
•	the employment agreement between us and Shannon Zimmerman shall have been duly executed.

The obligations of Amplexor and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Amplexor and Merger Sub on or prior to the closing date of the Merger of the following conditions:

•	our representations and warranties, subject to certain exceptions below, being true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on us;
•	our representations and warranties related to capitalization being true and correct when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to result in an increase in the aggregate consideration required to be paid by Amplexor, individually or in the aggregate, by more than $25,000;

•	our representations and warranties related to organization and good standing, authority, absence of a material adverse effect on us, and brokers’ or finders’ fees being true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date);
•	our having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by us under the Merger Agreement;
•	since the date of the Merger Agreement, there not having been any Material Adverse Effect on us or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on us; and
•	Amplexor’s receipt of a certificate, signed by our chief executive officer or chief financial officer, certifying as to the satisfaction of certain of the foregoing conditions.

Our obligation to effect the Merger is also subject to the satisfaction or waiver by us on or prior to the closing date of the Merger of the following conditions:

•	the representations and warranties of Amplexor and Merger Sub being true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Amplexor’s and Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement;
•	Amplexor and Merger Sub having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under the Merger Agreement; and
•	our receipt of a certificate, signed by an officer of Amplexor, certifying as to the satisfaction of certain of the foregoing conditions.

Termination

In general, the Merger Agreement may be terminated at any time prior to the Effective Time of the Merger (notwithstanding any approval of the Merger Agreement by our stockholders), in the following ways:

•	by mutual written consent of Sajan, Merger Sub and Amplexor;
•	by either Sajan or Amplexor, if:
•	the Merger has not been consummated on or before October 25, 2017;
•	any governmental entity of competent jurisdiction has enacted any law or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and such law or order has become final and nonappealable;
•	if the requisite vote of our stockholders is not obtained at the Special Meeting (including any adjournment or postponement thereof).

provided, however, that the right to terminate under the first and second bulletpoints above is not available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the cause of, or resulted in, such event; or

•	by Amplexor, if:
•	our Board has changed is recommendation in favor of the Merger;
•	we have entered into or publicly announced our intention to enter into a definitive agreement regarding a Superior Proposal, other than a confidentiality agreement;
•	we have intentionally breached or failed to perform in any material respect any of the covenants and agreements related to the no-shop requirements;
•	our Board has failed to reaffirm its recommendation in favor of the Merger within five business days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by us or the person making such Takeover Proposal;
•	a tender offer or exchange offer relating to our Common Stock has been commenced by a person unaffiliated with Amplexor and we have not sent to our stockholders, within ten business days after such tender offer or exchange offer is first published, sent or give, a statement reaffirming our Board’s recommendation in favor of the Merger and recommending that our stockholders reject such tender or exchange offer;
•	we publicly announce our intention to take any of the foregoing actions; or
•	we have breached any representation, warranty, covenant or agreement such that the conditions to closing of the Merger would not be satisfied and such breach is incapable of being cured by October 25, 2017; or
•	by Sajan, if:
•	prior to receipt of the requisite stockholder vote at the Special Meeting, our Board authorizes the Company, in compliance with the terms of the Merger Agreement, to enter into a definitive agreement related to a Superior Proposal; provided that we pay the required termination fee and concurrently enter into such definitive agreement; or
•	Amplexor or Merger Sub shall have breached any representation, warranty, covenant or agreement such that the conditions to closing of the Merger would not be satisfied and such breach is incapable of being cured by October 25, 2017.

Termination Fee

We will pay Amplexor a termination fee of $1.5 million if the Merger Agreement is terminated in the following circumstances:

•	if the Merger Agreement is terminated by us if our Board authorizes the Company, in compliance with the terms of the Merger Agreement, to enter into a definitive agreement related to a Superior Proposal
•	if the Merger Agreement is terminated by Amplexor because:
•	our Board has changed is recommendation in favor of the Merger;
•	we have entered into or publicly announced our intention to enter into a definitive agreement regarding a Superior Proposal, other than a confidentiality agreement;
•	we have intentionally breached or failed to perform in any material respect any of the covenants and agreements related to the no-shop requirements;
•	our Board has failed to reaffirm its recommendation in favor of the Merger within five business days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by us or the person making such Takeover Proposal;

•	a tender offer or exchange offer relating to our Common Stock has been commenced by a person unaffiliated with Amplexor and we have not sent to our stockholders, within ten business days after such tender offer or exchange offer is first published, sent or give, a statement reaffirming our Board’s recommendation in favor of the Merger and recommending that our stockholders reject such tender or exchange offer;
•	we publicly announce our intention to take any of the foregoing actions;
•	if the Merger Agreement is terminated and (i) a Takeover Proposal was publicly disclosed and not withdrawn, (ii) within twelve (12) months following the date of such termination we shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated and (iii) the termination is because:
•	we have breached any representation, warranty, covenant or agreement such that the conditions to closing of the Merger would not be satisfied and such breach is incapable of being cured by October 25, 2017 and the requisite vote of our stockholders was not obtained at the Special Meeting;
•	the Merger has not been consummated on or before October 25, 2017 and the requisite vote of our stockholders was not obtained at the Special Meeting; or
•	the requisite vote of our stockholders is not obtained at the Special Meeting.

Limitations on Remedies

If the Merger Agreement is terminated pursuant to the provisions described in the section entitled “— Termination,” the Merger Agreement will become void and of no further force and effect, with no liability on the part of Sajan, Amplexor or Merger Sub, except that the provisions of the confidentiality agreement between the parties and the Merger Agreement relating to termination and general matters will survive termination and termination of the Merger Agreement will not relieve any party from liability for fraud or the willful and material breach by such party of its representations, warranties, covenants or other agreements set forth in the Merger Agreement.

Expenses

In general, all fees and expenses incurred in connection with the Merger and the Merger Agreement will be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

Amendment and Modification

The Merger Agreement may be amended at any time by a written agreement signed by each of Sajan, Amplexor and Merger Sub, except that after the Merger Agreement has been adopted by our stockholders, no amendment that requires further stockholder approval under applicable law will be made without such further approval. At any time prior to the Effective Time, the parties may extend the time for the performance of any obligations of the other parties, waive any inaccuracies in the representations and warranties of the parties, and, unless prohibited by applicable law, waive compliance with any of the covenants, agreements or conditions in the Merger Agreement. Any waiver must be set forth in an instrument in writing signed by the applicable party.

Governing Law

The Merger Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

Specific Enforcement

Amplexor, Merger Sub and Sajan are entitled to injunctions to prevent breaches or threatened breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity, subject to the limitations described above.

PROPOSAL NO. 2
APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER
MERGER-RELATED COMPENSATION

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, we are providing our stockholders with a separate non-binding, advisory vote to approve certain compensation that may be paid or become payable to our named executive officers in connection with the Merger, as described in the table entitled “Golden Parachute Compensation” under “Proposal No. 1 — The Merger — Interests of Sajan’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits to Sajan’s Named Executive Officers ,” including the footnotes to the table and related narrative discussion.

The Board unanimously recommends that our stockholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Sajan’s named executive officers in connection with the Merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section entitled “Proposal No. 1 — The Merger — Interests of Sajan’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits to Sajan’s Named Executive Officers,” including the footnotes to the table and the related narrative discussion, is hereby approved, on a non-binding and advisory basis.”

The vote on the named executive officer Merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve the Merger and adopt the Merger Agreement. Accordingly, you may vote to approve the Merger and adopt the Merger Agreement and vote not to approve the named executive officer Merger-related compensation proposal and vice versa. Because the vote on the named executive officer Merger-related compensation proposal is non-binding and advisory only, it will not be binding on either Sajan or Amplexor. Accordingly, if the Merger Agreement is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of our stockholders.

Assuming a quorum is present, the affirmative vote of a majority of the shares of Common Stock represented at the Special Meeting, either in person or by proxy, and entitled to vote is required to approve the above resolution approving the Merger-related compensation of our named executive officers on a non-binding, advisory basis.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE
MERGER-RELATED COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3
APPROVAL OF ADJOURNMENT

Our stockholders are being asked to approve a proposal that will give the Board authority to adjourn the Special Meeting, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the Merger and adopt the Merger Agreement, if there are insufficient votes at the time of the Special Meeting to approve the proposal to approve the Merger and adopt the Merger Agreement or in the absence of a quorum. If this adjournment proposal is approved, the Special Meeting could be adjourned by the Board to any date. In addition, the Board could postpone the Special Meeting before it commences. If the Special Meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time before the final vote.

We do not anticipate calling a vote on this proposal if a quorum is present and the proposal to approve the Merger and adopt the Merger Agreement is approved by at least a majority of the shares of common stock outstanding as of the record date.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to approve the Merger and adopt the Merger Agreement. Accordingly, you may vote to approve the proposal to approve the Merger and adopt the Merger Agreement and vote not to approve the adjournment proposal and vice versa.

Assuming a quorum is present, the affirmative vote of a majority of the shares of Common Stock represented at the Special Meeting, either in person or by proxy, and entitled to vote is required to approve the adjournment proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE
ADJOURNMENT PROPOSAL.

MARKET PRICE OF SAJAN COMMON STOCK

Our Common Stock is traded on NASDAQ under the symbol “SAJA”. The last reported sales price for our Common Stock on April 25, 2017, the last trading day before the Merger was publicly announced, was $3.99 per share. On May 8, 2017, the most recent practicable date before the filing of this document, the last reported sales price for our Common Stock was $5.70 per share.

The following table shows the high and low per-share sale prices for our Common Stock for the 2016 and 2015 fiscal quarters and for the 2017 fiscal quarters to-date.

	High	Low
2015
First Quarter	$6.40	$5.21
Second Quarter	$6.26	$4.80
Third Quarter	$6.56	$4.80
Fourth Quarter	$5.04	$3.34
2016
First Quarter	$3.95	$2.45
Second Quarter	$5.60	$3.51
Third Quarter	$4.80	$3.78
Fourth Quarter	$4.19	$3.08
2017
First Quarter	$4.15	$3.36
Second Quarter (through May 8, 2017)	$6.51	$3.24

Holders of our Common Stock are entitled to receive such dividends as are declared by our Board out of funds legally available for the payment of dividends. We presently intend to retain any earnings to fund the development of our business and the agreement governing our credit facility restricts our ability to pay dividends. Accordingly, we do not anticipate paying any dividends on our Common Stock for the foreseeable future. Any future determination as to declaration and payment of dividends will be made at the discretion of our Board.

If the Merger is consummated, our Common Stock will be delisted from NASDAQ, there will be no further public market for shares of our Common Stock and each share of our Common Stock will be converted into the right to receive $5.83 in cash, without interest, less any required withholding taxes.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table contains information regarding the beneficial ownership of Sajan’s Common Stock as of May 8, 2017 (except as otherwise indicated) by (i) each person who is known by Sajan to beneficially own more than 5% of the outstanding shares of our Common Stock; (ii) each director of Sajan; (iii) each named executive officer of Sajan; and (iv) all executive officers and directors as a group. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares and the business address of each person is c/o Sajan, 625 Whitetail Blvd., River Falls, Wisconsin 54022.

Name and Address	Common Shares Beneficially Owned(1)		Percentage of Common Shares(1)
Officers and Directors
Shannon Zimmerman	659,950	(2)	13.8%
Paul P. Rome	—		*
Thomas P. Skiba	58,125	(3)	*
Benjamin F. Allen	29,062	(4)	*
Michael W. Rogers	30,050	(5)	*
Benno G. Sand	13,250	(6)	*
Angela (Angel) Zimmerman	653,984	(7)	13.6%
Thomas Magne	239,450	(8)	5.0%
All directors and executive officers as a group (7 individuals)	1,683,871	(9)	34.4%

*	less than 1%
(1)	Based on 4,796,383 shares of Common Stock outstanding as of May 8, 2017. Shares of Sajan Common Stock not outstanding but deemed beneficially owned by virtue of a person’s right to acquire them as of May 8, 2017, or within 60 days of such date, pursuant to the exercise of outstanding stock options, are treated as outstanding only when determining the number and percentage of shares owned by such individual and when determining the number and percentage of shares owned by all directors and executive officers as a group.
(2)	Does not include shares indirectly owned by Mr. Zimmerman through his spouse, Angela Zimmerman, which are reported in her beneficial ownership.
(3)	Includes options to purchase 55,625 shares of Common Stock that are currently exercisable or will become exercisable within 60 days of May 8, 2017.
(4)	Includes options to purchase 12,500 shares of Common Stock that are currently exercisable or will become exercisable within 60 days of May 8, 2017.
(5)	Includes 1,914 shares held indirectly by Rogers Family Limited Partnership and 1,914 shares held indirectly as co-trustee of the Michael W. Rogers Revocable Trust U/A/D 2/7/2002, and includes options to purchase 13,750 shares of Common Stock that are currently exercisable or will become exercisable within 60 days of May 8, 2017.
(6)	Includes options to purchase 13,250 shares of Common Stock that are currently exercisable or will become exercisable within 60 days of May 8, 2017.
(7)	Does not include shares indirectly owned by Ms. Zimmerman through her spouse, Shannon Zimmerman, which are reported in his beneficial ownership. Includes options to purchase 2,500 shares of Common Stock that are currently exercisable or will become exercisable within 60 days of May 8, 2017.
(8)	Includes 3,500 shares held indirectly by the Eric P. Magne Trust and 6,000 shares held indirectly by the Ann E. Magne Trust, and includes options to purchase 1,250 shares of Common Stock that are currently exercisable or will become exercisable within 60 days of May 8, 2017.
(9)	Includes options to purchase a total of 98,875 shares of Common Stock. See footnotes 3, 4, 5, 6, 7 and 8 above.

APPRAISAL RIGHTS

Holders of shares of Sajan Common Stock who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached to this Proxy Statement as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Under Section 262 of the DGCL, subject to the terms and conditions of Section 262 of the DGCL including Section 262(g) of the DGCL described below, holders of shares of Sajan Common Stock who do not vote in favor of the adoption of the Merger Agreement and who otherwise follow the requirements of and procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware (the “Court of Chancery”) and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262 of the DGCL, where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This Proxy Statement constitutes that notice, and the full text of Section 262 of the DGCL is attached to this Proxy Statement as Annex C. Any holder of Sajan Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Common Stock, Sajan believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand.  Any holder of Sajan Common Stock wishing to exercise appraisal rights must deliver to Sajan, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to the Sajan stockholders, a written demand for the appraisal of the stockholder’s shares. A holder of shares of Sajan Common Stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the Merger. The holder must not vote in favor of the adoption of the Merger Agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement, nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. The demand must reasonably inform Sajan of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of Sajan Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of Sajan Common Stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Sajan Common Stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 of the DGCL should be sent or delivered to: Sajan, Inc., 625 Whitetail Boulevard, River Falls, Wisconsin 54022, Attn: Corporate Secretary

At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to Sajan, as the Surviving Corporation, a written withdrawal of the demand for appraisal. Any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of Sajan. No appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration within 60 days after the effective date of the Merger. Any stockholder who withdraws his, her or its demand will be deemed to have accepted the terms of the Merger Agreement, which are summarized in this Proxy Statement and is attached in its entirety as Annex A. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation.  Within ten days after the Effective Time, Sajan, as the Surviving Corporation must notify each former holder of Sajan Common Stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL, and who has not voted in favor of the adoption of the Merger Agreement, of the date on which the Merger became effective.

Filing a Petition for Appraisal.  Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of Sajan Common Stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The Surviving Corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the dissenting holders’ shares. Accordingly, it is the obligation of the former holders of Sajan Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Sajan Common Stock within the time prescribed in Section 262 of the DGCL. Within 120 days after the Effective Time, any holder of Sajan Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the Surviving Corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Sajan Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from Sajan the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of Sajan Common Stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder. Notwithstanding a stockholder’s compliance with the foregoing requirements, Section 262(g) of the DGCL provides that, because immediately prior to the Effective Time of the Merger Sajan Common Stock will be listed on a national securities exchange, the Court of Chancery will dismiss the proceedings as to all holders of Sajan Common Stock who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.

Determination of Fair Value.  After the Court of Chancery determines the former holders of Sajan Common Stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be less than, the same as or more than the Merger Consideration and that an investment banking opinion as to fairness from a financial point of view is not an opinion as to fair value under Section 262 of the DGCL.

Although Sajan believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value lower or higher than, or the same as, the Merger Consideration. Neither Amplexor nor Sajan anticipate offering more than the Merger Consideration to any stockholder of Sajan exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of Sajan Common Stock is less than the Merger Consideration.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of Sajan Common Stock under Section 262 of the DGCL fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of Sajan Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF A STOCKHOLDER’S STATUTORY APPRAISAL RIGHTS. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one Proxy Statement will be delivered to two or more shareholders who share an address, unless Sajan has received contrary instructions from one or more of the stockholders. Each stockholder will receive a separate proxy card. Sajan will deliver promptly upon written or oral request a separate copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the Proxy Statement was delivered. Requests for additional copies of the Proxy Statement should be directed to Sajan in care of the Secretary at 625 Whitetail Boulevard, River Falls, Wisconsin 54022, Attn: Secretary, or by calling (715) 426-9505. In addition, stockholders who share a single address, but receive multiple copies of the Proxy Statement, may request that in the future they receive a single copy by contacting Sajan at the address and phone number set forth in the prior sentence.

FUTURE STOCKHOLDER PROPOSALS

Depending on if and when the Merger is completed, we may not hold an annual meeting of stockholders in 2017. If the Merger is completed, we will not hold an annual meeting of stockholders in 2018. If the Merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders. If any such annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for such annual meeting of stockholders in accordance with Rules 14a-4 and 14a-8 under the Exchange Act.

Since the date of the 2017 annual meeting of stockholders, if held, will be more than 30 days after the anniversary date of the 2016 annual meeting of shareholders, the deadline for inclusion of proposals in our proxy statement for the 2017 annual meeting will be a reasonable time before we begin to print and mail our proxy materials, assuming a 2017 annual meeting is held.

Rule 14a-4 promulgated under the Securities Exchange Act of 1934 governs the Company’s use of its discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. Rule 14a-4 provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter.

Since the date of the 2017 annual meeting of stockholders, if held, will be more than 30 days after the anniversary date of the 2016 annual meeting of shareholders, the deadline for providing notice of proposals to be presented at the 2017 annual meeting but not included in the Company’s proxy statement for the 2017 annual meeting will be a reasonable time before we begin to print and mail our proxy materials, assuming a 2017 annual meeting is held.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities and their copy charges.

We also make available a copy of these reports, without charge, on our investor website at http://www.sajan.com/company/investor-relations/ as soon as reasonably practicable after we file the reports electronically with the SEC.

In addition, you may obtain a copy of the reports, without charge, by writing or telephone us at: Sajan, Inc., 625 Whitetail Boulevard, River Falls, Wisconsin 54022, Attn: Secretary, (715) 426-9505. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of our Common Stock entitled to vote at the Special Meeting. In order to ensure timely delivery of such documents before the Special Meeting, any such request should be made promptly to us.

MISCELLANEOUS

We have supplied all information relating to Sajan. Amplexor has supplied, and we have not independently verified, all of the information relating to Amplexor and Merger Sub contained in “Summary — The Companies,” and “The Companies.”

You should not send in your Sajan stock certificates until you receive transmittal materials after the Merger is completed.

This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this Proxy Statement to vote your shares at the Special Meeting. No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This Proxy Statement is dated [•], 2017. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to stockholders does not and will not create any implication to the contrary.

By Order of the Board of Directors:

/s/ Shannon Zimmerman

Chairman of the Board of Directors,
Chief Executive Officer and President

Dated: [•], 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2017 SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [•], 2017.

The notice, proxy statement and form of proxy are available on the Investor Relations section of the Sajan, Inc. website at http://www.sajan.com/company/investor-relations/ and at
http://www.cstproxy.com/sajan/2017.

ANNEX A

MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

among

AMPLEXOR USA INC.

AMPLEXOR FALCON, INC.

and

SAJAN, INC.

dated as of

April 25, 2017

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of April 25, 2017, by and among SAJAN, INC., a Delaware corporation (the “Company”), AMPLEXOR USA INC., a Delaware corporation (“Buyer”), and AMPLEXOR FALCON, INC., a Delaware corporation and a wholly-owned Subsidiary of Buyer (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Exhibit A attached hereto.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Buyer and the Company will enter into a business combination transaction pursuant to which Merger Sub, an entity organized for the sole purpose of entering into the transactions contemplated hereby, will merge with and into the Company with the Company as the surviving corporation and a wholly-owned subsidiary of Buyer;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration;

WHEREAS, the respective boards of directors of Buyer, Merger Sub, and the Company (with regard to the Company only, and including the special committee of the Company Board, the “Company Board”) have approved this Agreement, the Merger, and the related transactions contemplated hereby, and have determined that the Merger is advisable to, and in the best interests of, the respective companies and their respective stockholders and have resolved to recommend that their respective stockholders consent to and approve this Agreement, the Merger and the related transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to become legally bound, hereby agree as follows:

ARTICLE I
The Merger

Section 1.01 The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Chicago time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Quarles & Brady LLP, 300 North LaSalle Street, Chicago, Illinois 60654, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.

Section 1.03 Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Company, Buyer and Merger Sub will cause a certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Buyer in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger.  The Merger shall have the effects set forth herein, in the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation; By-laws.  At the Effective Time: (a) the certificate of incorporation of the Company shall be amended and restated so as to read in its entirety as set forth in Exhibit C, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, will be the by-laws of the Surviving Corporation (except with respect to the name of the Surviving Corporation, which shall be “Sajan, Inc.”), until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 1.06 Directors and Officers.  The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II
Closing Payments and Conversion of Shares

Section 2.01 Conversion of Shares of Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holder of any capital stock of Buyer, Merger Sub or the Company:

(a) Each share of Company Common Stock that is held in the treasury of the Company immediately prior to the Effective Time will be cancelled and retired without any conversion thereof and no payment or distribution will be made with respect thereto.

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be cancelled and retired in accordance with Section 2.01(a), and (ii) Dissenting Shares) will be converted into the right to receive $5.83 in cash, without interest (the “Merger Consideration”).

(c) At the Effective Time, all shares of Company Common Stock will no longer be outstanding, will be cancelled and retired, and will cease to exist, and, subject to Section 2.03, each holder of a certificate formerly representing any such shares of Company Common Stock (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

(d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.02 Surrender and Payment.

(a) Prior to the Effective Time, Buyer shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of exchanging for the Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Common Stock (the “Book-Entry Shares”). On and after the Effective Time, Buyer shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 2.01(b), Buyer shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Buyer and the Surviving Corporation shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Promptly after the Effective Time, Buyer shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any

Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration. Notwithstanding the foregoing, Buyer shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Buyer, upon demand.

Section 2.03 Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares of Company Common Stock) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share of Company Common Stock or transfer of such Book-Entry Share, as the case may be. The Company shall provide Buyer prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Buyer shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Buyer, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.04 Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.05 Withholding Rights.  Each of the Exchange Agent, Buyer, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Buyer, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Buyer, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.06 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond, in such reasonable amount as Buyer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article II.

Section 2.07 Treatment of Stock Options.

(a) The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall immediately accelerate and vest and become exercisable and shall be, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, the holder of that Company Stock Option or any other Person, cancelled and converted into the right to receive from Buyer and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time (but in no event later than the later of fifteen (15) calendar days following the Closing and the first Business Day on which the Surviving Corporation pays payroll following the Closing), an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option, less any Taxes required to be withheld in accordance with Section 2.05.

(b) At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraph (a) of this Section 2.07.

ARTICLE III
Representations and Warranties of the Company

Except (a) as disclosed in the Company SEC Documents, in each case filed or furnished on or after January 1, 2017 and prior to the date hereof (excluding any forward-looking disclosures contained in “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature, other than any factual information contained therein), or (b) as set forth in the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by the Company to Buyer contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Buyer and Merger Sub as follows:

Section 3.01 Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.

(a) Organization; Standing and Power.  The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted, except, with respect to the Company’s Subsidiaries, where the failure to be so validly existing and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents.  The Company has delivered or made available to Buyer a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Each Subsidiary of the Company is, directly or indirectly, wholly-owned by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens (x) imposed by applicable securities Laws or (y) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02 Capitalization.

(a) Capital Stock.  The authorized capital stock of the Company consists of: (i) thirty-five million (35,000,000) shares of Company Common Stock and (ii) ten million (10,000,000) shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”). As of the close of business on March 31, 2017, (x) four million seven hundred ninety-six thousand three hundred eighty-three (4,796,383) shares of Company Common Stock were issued and outstanding, (y) no shares of Company Common Stock were issued and held by the Company in its treasury, and (z) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury, and since March 31, 2017 and through the date hereof, no additional shares of Company Common Stock or shares of Company Preferred Stock have been issued other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.

(b) Stock Options.

(i) As of the close of business on March 31, 2017, an aggregate of four hundred sixty-two thousand eight hundred twenty-six (462,826) shares of Company Common Stock were reserved for issuance pursuant to Company Stock Options granted under the Sajan, Inc. 2004 Amended and Restated Long Term Incentive Plan and the Sajan, Inc. 2014 Equity Incentive Plan (the plans referred to immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the “Company Stock Plans”), and since March 31, 2017 and through the date hereof, no Company Stock Options have been granted. Section 3.02(b)(i) of the Company Disclosure Letter sets forth as of the close of business on March 31, 2017 a list of each outstanding Company Stock Option granted under the Company Stock Plans and (A) the name of the holder of such Company Stock Option, (B) the number of shares of Company Common Stock subject to such outstanding Company Stock Option, (C) the exercise price, purchase price or similar pricing of such Company Stock Option, (D) the date on which such Company Stock Option was granted or issued, (E) the extent to which such Company Stock Option is vested and exercisable as of March 31, 2017, (F) the governing agreement or arrangement respect thereto, (G) the type of Company Stock Option (incentive stock option or non-qualified stock option), and (H) the date on which such Company Stock Option expires. All shares of Company Common Stock reserved for issuance pursuant to Company Stock Options, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(ii) Except for the Company Stock Plans, there are no other outstanding stock option plans or any other plans or agreements providing for equity compensation to any Person and there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Stock Options as a result of the transactions contemplated by this Agreement (whether alone or upon occurrence of any additional or subsequent events). The Company Stock Plans have been duly authorized, approved, and adopted by the Company Board and the Company’s stockholders and are in full force and effect. The Company has reserved for issuance two hundred one thousand seven hundred fifty (201,750) shares of Company Common Stock pursuant to the Company Stock Plans, excluding shares set aside for issuance pursuant to outstanding Company Stock Options. Each compensatory grant of an equity interest in the Company, whether in the form of Company Stock Options or otherwise, and all shares of capital stock of the Company underlying each such grant (A) have been issued in accordance with and are in compliance in all material respects with all applicable securities Laws, the Company Stock Plans and the Charter Documents of the Company and (B) were not issued in violation of any preemptive rights or similar rights.

(iii) Other than the Company Stock Options, as of the date hereof, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company, (B) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iv) There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, acquire or otherwise transfer any Company Securities or Company Subsidiary Securities (including any agreements relating to rights of first refusal, “co-sale” rights or “drag-away” rights). Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c) Voting Debt.  There are no bonds, debentures, notes or other indebtedness issued by the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d) Company Subsidiary Securities.  As of the date hereof, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of the Company, (ii) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Company, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03 Authority; Non-contravention; Governmental Consents.

(a) Authority.  The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Requisite Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Company Requisite Vote. The Company Requisite Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Buyer and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-contravention.  The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 3.03(c) and, in the case of the consummation of the Merger, obtaining the Company Requisite Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Company Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“ Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the NASDAQ Stock Market, LLC (“Nasdaq”); (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval.  The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all committee members or directors of the Company, as applicable, duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Company’s stockholders for adoption, and (iv) resolved to recommend that Company stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.

(e) Takeover Statutes.  Assuming the accuracy of Section 4.06 hereof, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Assuming the accuracy of Section 4.06 hereof, the Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.04 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) SEC Filings.  The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the

SEC since January 1, 2015 (the “Company SEC Documents”). The Company has made available to Buyer all such Company SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b) Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Internal Controls.  The Company and each of its Subsidiaries has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(d) Disclosure Controls and Procedures.  The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 3.04(d) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(e) Undisclosed Liabilities.  The audited balance sheet of the Company dated as of December 31, 2016 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities other than

Liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Off-balance Sheet Arrangements.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(g) Sarbanes-Oxley Compliance.  Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05 Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06 Taxes.

(a) Tax Returns and Payment of Taxes.  The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP). The Company’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns.  The Company has made available to Buyer complete and accurate copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2013.

(c) Withholding.  The Company and each of its Subsidiaries have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens.  There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s financial statements. There are no unresolved questions, claims or disputes concerning the material liability for Taxes of or with respect to the Company or any of its Subsidiaries other than those for which there are adequate reserves in accordance with GAAP has been made in the Company’s financial statements.

(e) Tax Deficiencies and Audits.  No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries. There are no outstanding subpoenas or requests for information with respect to any of the Tax Returns which include any income, gain, loss deduction or credit or other items of the Company or any of its Subsidiaries that are relevant for Taxes.

(f) Tax Jurisdictions.  No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings.  Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Consolidated Groups, Transferee Liability and Tax Agreements.  Neither the Company nor any of its Subsidiaries: (i) has been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than with the Company or any of its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i) Change in Accounting Method.  Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items.  The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(k) Ownership Changes.  Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l) US Real Property Holding Corporation.  Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(m) Section 355.  Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(n) Reportable Transactions.  Neither the Company nor any of its Subsidiaries has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). All transactions that could give rise to an underpayment of tax (within the meaning of Section 6662 of the Code) were reported by the Company and its Subsidiaries in a manner for which there is substantial authority or were adequately disclosed on the Tax Returns as required in accordance with Section 6662(d)(2)(B) of the Code.

(o) Parachute Payments.  Neither the Company nor any of its Subsidiaries is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated hereby will not be a factor causing payments to be made by the Company or any of its Subsidiaries that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code, assuming that no current employees are terminated and owed severance payments in connection with the transactions contemplated by this Agreement. In addition, there is no Contract, plan or arrangement, including this Agreement, by which any current or former employee of the Company or any of its Subsidiaries would be entitled to receive any payment from the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 404 or 162(m) of the Code, assuming that no current employees are terminated and owed severance payments in connection with the transactions contemplated by this Agreement.

(p) Other Entities.  Neither the Company nor any of its Subsidiaries has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations (or any applicable assessment period) for any Taxes potentially applicable as a result of such membership or holding has not expired.

(q) Additional Tax Matters.  Neither the Company nor any of its Subsidiaries (i) has an “overall foreign loss” within the meaning of Section 904 of the Code or a “dual consolidated loss” within the meaning of Treasury Regulations Section 1.1503-2, (ii) is a “passive foreign investment corporation” as defined in Section 1297 of the Code or a “foreign personal holding company” as defined in Section 552 of the Code or (iii) participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999(b)(3) of the Code.

Section 3.07 Intellectual Property and Security.

(a) Section 3.07 of the Company Disclosure Letter sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”), including for each item listed in (i) through (iii) as applicable, the owner, the jurisdiction, the serial/application number, the patent or registration number, the filing date, and the issuance or registration date, and for each item listed in (iv), the registrant, the registrar, and the expiration date. With respect to each item required to be listed in Section 3.07(a) of the Company Disclosure Letter, (i) either the Company or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Company’s Knowledge, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item. Each item of Company Registered Intellectual Property that is shown as registered, filed, issued, or applied for in Section 3.07(a) of the Company Disclosure Letter has been duly registered in, filed in or issued by the official governmental registers and/or issuers (or officially recognized registers or issuers) for such Intellectual Property. Each such registration, filing, issuance and/or application (i) has not been abandoned, cancelled or otherwise compromised, (ii) has been maintained effective by all requisite filings, renewals and payments, and (iii) remains in full force and effect. Section 3.07(a) of the Company Disclosure Letter sets forth all payments and filings that are due, and all other actions that must be taken, with respect to the Company Registered Intellectual Property, within ninety (90) days after the Closing Date.

(b) Section 3.07(b) of the Company Disclosure Letter sets forth a complete and accurate listing of all Company-Owned Intellectual Property comprising works of authorship (including Software), trademarks or service marks that are material to the business of the Company and that are not Company Registered Intellectual Property.

(c) Either the Company or one of its Subsidiaries owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable Inbound License listed, or required to be listed, in Section 3.15(a)(xiii) of the Company Disclosure Letter) all Intellectual Property that is necessary for or used or held for use in the conduct of the Company’s business as presently conducted, free of any outstanding decree, order, judgment, Contract (including any settlement agreement), injunction, stipulation or decree restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability thereof other than the restrictions on the scope of the Inbound Licenses set forth in such Contracts.

(d) Section 3.07(d) of the Company Disclosure Letter lists all Software owned by the Company or any of its Subsidiaries that is material to the Company’s business and that is not Company Registered Intellectual Property (collectively, the “Company Owned Software”). Except as set forth in Section 3.07(d) of the Company Disclosure Letter, none of the Company Owned Software incorporates or is comprised of or distributed with any Publicly Available Software, or is otherwise subject to the provisions of any “open source” or third party license agreement that (i) requires the distribution of source code in connection with the distribution of such software in object code form; (ii) materially limits the freedom of the Company or its Subsidiaries to seek full compensation in connection with marketing, licensing, and distributing such applications; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law. With respect to each item of the Company Owned Software, either the Company or its Subsidiaries is in actual possession and control of the applicable source code, object code, code writes, notes, documentation, programmers’ notes, source code annotations, user manuals and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Software, subject to any licenses granted to third parties therein. Except as set forth in Section 3.07(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has disclosed to any third party or escrowed, or agreed to disclose to any third party or escrow, any source code of any Company Owned Software. None of the Company Owned Software, or to the Company’s Knowledge other Software, distributed by the Company or any of its Subsidiaries in its client applications or made available to other Persons as a service incorporates or otherwise contains any Unauthorized Code or Self-Help Code.

(e) Except as set forth in Section 3.07(e) of the Company Disclosure Letter, (i) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person; (ii) neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand, or notice during the past three (3) years (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person); (iii) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any Company-Owned Intellectual Property; and (iv) neither the Company nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice during the past three (3) years (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation.

(f) The Company and its Subsidiaries have taken commercially reasonable steps to maintain, police, and protect their Intellectual Property. All Company-Owned Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. To the Company’s Knowledge, there has been no unauthorized use or disclosure of any Company-Owned Intellectual Property. All former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Company and its Subsidiaries who have contributed to or participated in the conception and development of any Company-Owned Intellectual Property for the Company or any of its Subsidiaries have entered into valid and binding proprietary rights agreements with the Company or any of its Subsidiaries vesting ownership of such Intellectual Property in the Company or one of its Subsidiaries, or ownership of such Company-Owned Intellectual Property has vested in the Company or its Subsidiaries by operation of law. No such Person has asserted, and to the Company’s Knowledge, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Company-Owned Intellectual Property.

(g) Neither the Company nor any of its Subsidiaries use, collect, or receive any: (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number) other than from its employees, distributors, customers and potential customers; or (ii) sensitive personal information and any special categories of personal information regulated under HIPAA.

(h) The computers, software, servers, work stations, routers, hubs, switches, circuits, networks, data communication lines, and all other information technology equipment owned, used, or held for use by the Company or any of its Subsidiaries the (“IT Assets”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications in the possession of the Company or its Subsidiaries and otherwise as required by the Company and its Subsidiaries and have not materially malfunctioned or failed within the past three (3) years; and (ii) to the Company’s Knowledge, do not contain any Self-Help Code or Unauthorized Code. The Company and its Subsidiaries takes commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including (i) the use of strong encryption technology (at least 128-bit), and (ii) the implementation of a comprehensive security plan which (x) identifies any and all internal and external risks to the security of the Company’s confidential information, and (y) implements, monitors and improves adequate and effective safeguards to control those risks. The Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with industry practices.

Section 3.08 Compliance; Permits.

(a) Compliance.  The Company and each of its Subsidiaries is and, since December 31, 2015, has been in compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2015, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Permits.  The Company and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since

December 31, 2015, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09 Litigation.  As of the date hereof, there is no claim, action, suit, arbitration, proceeding or, to the Knowledge of the Company, governmental investigation (each, a “Legal Action”), pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of $50,000, and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries is subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

Section 3.10 Brokers’ and Finders’ Fees.  Except for fees payable to Dougherty & Company, LLC (the “Company Financial Advisor”) pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Buyer, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.11 Related Party Transactions.  Except as set forth in Section 3.11 of the Company Disclosure Letter, no executive officer or director of the Company or any of its Subsidiaries or any person owning 5% or more of the shares of Company Common Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.12 Employee Matters.

(a) Schedule. Section 3.12(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any of its Subsidiaries has or may have any material Liability (collectively, the “Company Employee Plans”).

(b) Documents.  The Company has made available to Buyer correct and complete copies (or, if a plan is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter received, or with respect to a prototype or volume submitter plan, the applicable opinion or advisory letter from the IRS to the prototype or volume submitter plan sponsor, regarding the tax-qualified status of each Company Employee Plan, (iii) the most recent financial statements for each Company Employee Plan, (iv) the Form 5500 Annual

Returns/Reports for the most recent plan year for each Company Employee Plan, (v) the current summary plan description for each Company Employee Plan and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c) Employee Plan Compliance.  (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS received a favorable and current determination letter from the IRS, or with respect to a prototype or volume submitter plan, can rely upon an opinion or advisory letter from the IRS to the prototype or volume submitter plan sponsor, and, as of the date hereof, no such determination letter (or applicable opinion or advisory letter) has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and to the Knowledge of the Company, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and applicable Law, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Buyer, the Company or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no audits, inquiries or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) as of the date hereof, there are no Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); (vii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction that could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (viii) each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Company Employee Plan.

(d) Neither the Company nor any Company ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulations relating to employee benefit plans.

(e) Certain Company Employee Plans.  With respect to each Company Employee Plan:

(i) no such plan is a “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its ERISA affiliates has at any time contributed to or had any liability or obligation in respect of any such multi-employer plan or multiple employer plan;

(ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan;

(iii) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) No Post-Employment Obligations.  No Company Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(g) No Company Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(h) Section 409A Compliance.  Each Company Employee Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(i) Health Care Compliance.  Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(j) Effect of Transaction.  Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan, (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(k) Employment Law Matters.  The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and Company Employee Plans respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There has been no “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and any similar state or local laws with respect to the Company within the six months prior to closing. To the knowledge of the Company no key employee or group of employees intends to terminate employment with the Company.

(l) Labor.  Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two (2) years, and, to the Knowledge of the Company, no material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of the Company Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company or any of its Subsidiaries, or any Company Employees.

(m) No Legal Actions.  As of the date hereof, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, terms and conditions of employment, wages and hours, unfair labor practices, occupational health and safety, immigration, income tax, workers compensation or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Real Property and Personal Property Matters.

(a) Neither the Company nor any of its Subsidiaries owns or has ever owned, any real property.

(b) Section 3.13(b) of the Company Disclosure Letter lists the street address of each parcel of real property currently leased, subleased, licensed or occupied by the Company and its Subsidiaries (together with all improvements, fixtures and rights appurtenant thereto, the “Leased Real Estate”) and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Estate. The Leased Real Estate constitutes all of the real property leased, subleased, licensed or otherwise occupied by the Company and its Subsidiaries and used in connection with the Company’s business. With respect to each such parcel of Leased Real Estate, (i) there are no pending or, to the Company’s Knowledge, threatened Legal Actions (including condemnation proceedings or any other matter affecting the current or currently proposed use, occupancy or value) relating to such Leased Real Estate or any portion thereof, (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any Person the right to use or occupy such Leased Real Estate or any portion thereof or any interest therein, (iii) the use, occupancy and operation of the Leased Real Estate in the manner in which it is now used, occupied and operated comply with all zoning, building, use, safety or other similar statutes, ordinances or regulations of any Governmental Entity, and such Leased Real Estate has received all approvals of Governmental Entities (including licenses and permits) required in connection with the use, occupation and operation thereof for the purposes of the Company’s business, (iv) all facilities located on such Leased Real Estate are supplied with utilities and other services necessary for the operation of such Leased Real Estate for the purposes of operating the Company’s business, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are, to the Company’s Knowledge, adequate and in accordance with all applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements or servitudes benefiting such parcel, (v) all improvements making up such Leased Real Estate, including the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems, are in reasonable, working condition, subject only to normal, scheduled maintenance, are reasonably sufficient for the operation of such Leased Real Estate for its current use, there are no material structural or other physical defects or deficiencies in the condition of such improvements, and there are no facts or conditions that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of such improvements or any portion thereof in the operation of the Company’s business as currently conducted on such Leased Real Estate, and (vi) neither the Company nor any of its Subsidiaries has received any notice of any special Tax, levy or assessment for benefits or betterments that affect any parcel of Leased Real Estate and, to the Company’s Knowledge, no such special Taxes, levies or assessments are pending or contemplated.

True, correct, and complete copies of the leases, subleases, licenses or occupancy agreements in effect on the date hereof relating to each Leased Real Estate (together with all amendments, modifications or supplements thereto collectively, the “Leases”) have been made available to Buyer and Merger Sub. Each Lease is a valid and subsisting agreement of the Company or one of its Subsidiaries in full force and effect and is enforceable against the Company or one of its Subsidiaries and, to the Company’s Knowledge, is the legal, valid and binding agreement of the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditor rights generally and by general principles of equity. Either the Company or one of its Subsidiaries has good and valid title to each Leased Real Estate for the full term of the applicable Lease, free and clear of any Liens (other than the Permitted Liens). Neither the Company nor any of its Subsidiaries and, to the Company’s Knowledge, no lessor is in default in any material respect under any of the Leases and neither the Company nor any of its Subsidiaries has received notice that any lessor intends to terminate any Lease, and to the Company’s Knowledge, no conditions or events exist which, with the giving of notice or passage of time, or both, would constitute a default by any party under any Lease. Neither the execution, delivery, nor performance of this Agreement by the Company does or will conflict with, or result in a breach of or default under any Lease. With respect to each Lease, (i) neither the possession and quiet enjoyment of the Leased Real Estate by the Company or any of its Subsidiaries under such Lease has ever been disturbed, and there are no current disputes with respect to such Lease, (ii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full, (iii) neither the Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease and (iv) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any security interest in such Lease or any interest therein.

(c) The Company and its Subsidiaries have good and marketable title to all its assets, whether tangible or intangible, free and clear of all Liens, except Permitted Liens. All machinery, equipment, assets, and other tangible property owned or leased by the Company or its Subsidiaries are (a) adequate and sufficient for the continued conduct of the Company’s business immediately after the Closing in substantially the same manner as conducted immediately prior to the date of this Agreement and (b) in good working order and condition, ordinary wear and tear excepted. Either the Company or one of its Subsidiaries owns, or has the right to use pursuant to a valid and enforceable lease, license, or similar contractual arrangement, all of the properties and assets (whether tangible or intangible) that are used or required for use in the operation of the Company’s business.

Section 3.14 Environmental Matters.  Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b) Neither the Company nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(c) Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

Section 3.15 Material Contracts.

(a) Material Contracts.  For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company, (y) member of the Company Board, or (z) Company Employee providing for an annual base salary in excess of $50,000;

(iii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (x) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (A) the Company or another wholly-owned Subsidiary thereof or (B) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Buyer or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $50,000;

(vi) any Contract that contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(vii) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Buyer, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(viii) any partnership, joint venture or similar Contract that is material to the Company and its Subsidiaries taken as a whole;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $50,000, other than (x) accounts receivables and payables, and (y) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(x) any employee collective bargaining agreement or other Contract with any labor union;

(xi) any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $50,000 in any year and which is not otherwise described in clauses (i) – (x) above;

(xii) any Contract which is not otherwise described in clauses (i)-(xi) above that is material to the Company and its Subsidiaries, taken as a whole, and listed on Section 3.15(b) of the Company Disclosure Letter; or

(xiii) any Contract pursuant to which the Company or any of its Subsidiaries uses or is granted any license (including any covenant not to sue), option or other rights with respect to any third-party Software or other Intellectual Property (“Inbound Licenses”), but not including shrink-wrap, click-wrap and other commercially available off-the-shelf Software with annual license, maintenance, support and other fees of less than $1,000;

(xiv) any Contract pursuant to which the Company or any of its Subsidiaries has granted any third party any license (including any covenant not to sue), option or other rights with respect to any Software or other Intellectual Property or any product, service offering or technology of the Company, including any Contracts pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Intellectual Property (“Outbound Licenses”);

(b) Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Buyer correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c) No Breach.  (i) All the Company Material Contracts are valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect,

(ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract, and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Material Contract.

Section 3.16 Proxy Statement.  None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.17 Fairness Opinion.  The Company has received the oral opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

ARTICLE IV
Representations and Warranties of Buyer and Merger Sub

Buyer and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization.  Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.02 Authority; Non-contravention; Governmental Consents.

(a) Authority.  Each of Buyer and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub and no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-contravention.  The execution, delivery and performance of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Buyer or Merger Sub; (ii) subject to compliance with the requirements set forth in clauses (i)-(iv) of Section 4.02(c), conflict with or violate any Law applicable to Buyer or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Buyer or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Buyer or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) Governmental Consents.  No Consent of any Governmental Entity is required to be obtained or made by Buyer or Merger Sub in connection with the execution, delivery and performance by Buyer and Merger Sub of this Agreement or the consummation by Buyer and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Buyer are qualified to do business; (ii) the filing of the Company Proxy Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.03 Proxy Statement.  None of the information with respect to Buyer or Merger Sub that Buyer or any of its Representatives furnishes in writing to the Company expressly for use in the Company Proxy Statement, will, at the date such Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Buyer or Merger Sub with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Company Proxy Statement.

Section 4.04 Financial Capability.  Buyer has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Buyer and Merger Sub contemplated by this Agreement.

Section 4.05 Legal Proceedings.  As of the date hereof, there is no pending or, to the Knowledge of Buyer, threatened, Legal Action against Buyer or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Buyer or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.06 Ownership of Company Common Stock.  Neither Buyer nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Company Common Stock.

ARTICLE V
Covenants

Section 5.01 Conduct of Business of the Company.  The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Buyer, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth on

Section 5.01 of the Company Disclosure Letter or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

(a) amend or propose to amend its certificate of incorporation or by-laws (or other comparable organizational documents);

(b) (i) split, combine or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities or Company Subsidiary Securities, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

(c) issue, sell, pledge, dispose of or encumber any Company Securities or Company Subsidiary Securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of any Company Stock Options outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of shares of Company Common Stock in respect of other equity compensation awards outstanding under Company Stock Plans as of the date of this Agreement in accordance with their terms, or (iii) the issuance of Company Stock Options and the issuance of shares of Company Common Stock upon the exercise of such Company Stock Options (other than to or by directors or executive officers of the Company) in accordance with their terms in the ordinary course of business consistent with past practice;

(d) except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, except employee promotions made in the ordinary course of business consistent with past practice, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person in excess of $50,000 in the aggregate;

(f) (i) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Subsidiary of the Company, provided that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease or any other Contract, if in effect as of the date hereof would constitute a Company Material Contract or Lease;

(i) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $50,000 in the aggregate, other than (i) any Legal Action brought against Buyer or Merger Sub arising out of a breach or alleged breach of this Agreement by Buyer or Merger Sub, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company included in the Company SEC Documents; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k) (i) settle or compromise any material Tax claim, audit or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance, other than reseller agreements entered into in the ordinary course of business consistent with past practice;

(m) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Buyer, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Company-Owned Intellectual Property, other than in the ordinary course of business consistent with past practice; or

(o) agree or commit to do any of the foregoing.

Section 5.02 Other Actions.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company and Buyer shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall, and shall cause its Subsidiaries to, afford to Buyer and Buyer’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Buyer such other information concerning the business and properties of the Company and its Subsidiaries as Buyer may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Buyer or Merger Sub pursuant to this Agreement.

(b) Buyer and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality and Non-Disclosure Agreement dated February 3, 2016 between Buyer and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.04 No Solicitation.

(a) The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or give permission to its and its Subsidiaries’ directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.04(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Subject to Section 5.04(b), neither the Company Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Buyer or Merger Sub, the Company Board Recommendation, or recommend a Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding Section 5.04(a), prior to the receipt of the Company Requisite Vote, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.04(c) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal orally or in writing that the Company Board believes in good faith, after consultation with outside legal counsel and the Company Financial Advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within forty-eight (48) hours) provided for informational purposes only to Buyer), (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, (iv) following the occurrence of an Intervening Event, make a Company Adverse Recommendation Change, and/or (v) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (v), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(c) The Company may respond to unsolicited inbound inquiries (orally or in writing) from third parties that communicate an interest in pursuing a Takeover Proposal but the Company Board shall not take any of the actions referred to in clauses (i) through (iii) of Section 5.04(b) unless the Company shall have delivered to Buyer a prior written notice advising Buyer that it intends to take such action. The Company shall notify Buyer promptly (but in no event later than forty-eight (48) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall promptly (and within forty-eight (48) hours) notify Buyer of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Buyer with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide Buyer with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Buyer, copies of such information.

(d) Except as set forth in this Section 5.04(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Requisite Vote, the Company Board may make a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Buyer, in writing, at least five (5) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company provides the material terms of the proposed Company Acquisition Agreement; (iii) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with Buyer in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Buyer, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Buyer of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Buyer during the Notice Period in the terms and conditions of this Agreement.

Section 5.05 Stockholders Meeting; Preparation of Proxy Materials.

(a) Subject to the terms set forth in this Agreement, the Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.04(b) hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.04 hereof, the Company shall use reasonable best efforts to (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall keep Buyer and Merger Sub updated with respect to proxy solicitation results as requested Buyer or Merger Sub. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Buyer (other than (i) in order to obtain a quorum of its stockholders or (ii) as reasonably determined by the Company to comply with applicable Law). At the Company Stockholders Meeting, Buyer and its Affiliates shall vote all shares of Company Common Stock owned by them in favor of adoption of this Agreement and approval of the Merger. Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated before the meeting is held.

(b) In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement the Company shall prepare and file the Company Proxy Statement with the SEC. Buyer, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Buyer and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Buyer a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Buyer prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Buyer, Merger Sub and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable (i) notify Buyer of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide Buyer with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

Section 5.06 Notices of Certain Events.  The Company shall notify Buyer and Merger Sub, and Buyer and Merger Sub shall notify the Company, promptly of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Actions commenced, or to such party’s knowledge, threatened, against the Company or any of its Subsidiaries or Buyer or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement, and (iv) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a) or Section 6.02(b) of this Agreement (in the case of the Company and its Subsidiaries) or Section 6.03(a) or Section 6.03(b) of this Agreement (in the case of Buyer and Merger Sub), to be satisfied. In no event shall (x) the delivery of any notice by a party pursuant to this Section 5.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Buyer be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty. This Section 5.06 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).

Section 5.07 Employees; Benefit Plans.

(a) During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Buyer and its Subsidiaries), Buyer shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits that are, in the aggregate, no less favorable than the base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits provided by the Company and its Subsidiaries on the date of this Agreement.

(b) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Buyer or any of its Subsidiaries, excluding both any retiree healthcare plans or programs maintained by Buyer or any of its Subsidiaries and any equity compensation arrangements maintained by Buyer or any of its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, Buyer shall, or shall cause the Surviving Corporation to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Buyer Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes, except for vacation, if applicable) in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Employee Plan.

(c) This Section 5.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.07, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.07. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Buyer or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 5.07 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Buyer or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever other than as provided in Section 5.07(a).

(d) With respect to matters described in this Section 5.07, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Buyer.

Section 5.08 Directors’ and Officers’ Indemnification and Insurance.

(a) Buyer and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or its Subsidiaries (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.08, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For six years after the Effective Time, to the fullest extent permitted under applicable Law, Buyer and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed). Additionally, the certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Company’s current certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner than would adversely in any manner affect the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company or any of its Subsidiaries.

(c) The Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, (i) maintain in effect for a period of six (6) years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of three hundred percent (300%) of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth on Section of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Buyer will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(d) The obligations of Buyer and the Surviving Corporation under this Section 5.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.08 applies shall be third party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).

(e) In the event Buyer, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.09 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Buyer will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Buyer shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Buyer receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Buyer nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Buyer and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Buyer, Merger Sub or any of their Affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the transactions contemplated by this Agreement.

(c) None of Buyer, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of Buyer, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) other than pursuant to Section 5.01 hereto, sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Buyer, Merger Sub or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Buyer, Merger Sub or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Buyer, Merger Sub or any of their respective Subsidiaries; provided that, if requested by Buyer, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs.

Section 5.10 Public Announcements.  The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Buyer. Thereafter, each of the Company, Buyer and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Buyer (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 5.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.11 Takeover Statutes.  If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Buyer, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Buyer, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.12 Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 5.13 Guaranty.  Contemporaneously with the execution of this Agreement, Buyer shall cause Amplexor International S.A. to execute and deliver the Guaranty to Company.

Section 5.14 Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VI
Conditions

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval.  This Agreement will have been duly adopted by the Company Requisite Vote.

(b) No Injunctions, Restraints or Illegality.  No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Governmental Consents.  All consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.01 of the Company Disclosure Letter and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Buyer’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(d) Employment Agreement.  The Employment Agreement will have been duly executed by the Company and Shannon Zimmerman.

Section 6.02 Conditions to Obligations of Buyer and Merger Sub.  The obligations of Buyer and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Buyer and Merger Sub on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02(a) (second sentence), Section 3.02(b)(i) (first sentence), Section 3.02(c), Section 3.03(a), Section 3.05(a) and Section 3.10) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 3.02(a) (second sentence), Section 3.02(b)(i) (first sentence), and Section 3.02(c) shall be true and correct when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to result in an increase in the aggregate consideration required to be paid by Buyer under Article II, individually or in the aggregate, by more than $25,000, and (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.05(a) and Section 3.10 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Officers Certificate.  Buyer will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a) and Section 6.02(b) hereof.

Section 6.03 Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and warranties.  The representations and warranties of Buyer and Merger Sub set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b) Performance of covenants.  Buyer and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c) Officers Certificate.  The Company will have received a certificate, signed by an officer of Buyer, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

ARTICLE VII
Termination, Amendment and Waiver

Section 7.01 Termination By Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of Buyer, Merger Sub and the Company.

Section 7.02 Termination By Either Buyer or the Company.  This Agreement may be terminated by either Buyer or the Company at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if the Merger has not been consummated on or before October 25, 2017 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Company Requisite Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof).

Section 7.03 Termination By Buyer.  This Agreement may be terminated by Buyer at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have intentionally breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.04, (iv) the Company Board fails to reaffirm (publicly, if so requested by Buyer) the Company Board Recommendation within five (5) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Buyer and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 7.03(a); or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Buyer shall have given the Company at least ten (10) days written notice prior to such termination stating Buyer’s intention to terminate this Agreement pursuant to this Section 7.03(b) and Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Buyer is then in breach of any of its representations, warranties, covenants or agreements hereunder.

Section 7.04 Termination By the Company.  This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 7.04(b) immediately below, any approval of this Agreement by the stockholders of the Company):

(a) if prior to the receipt of the Company Requisite Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.04(b) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Company shall have given Buyer at least ten (10) days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.04(b) and the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder.

Section 7.05 Notice of Termination; Effect of Termination.  The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 5.03(b), this Section 7.05, Section 7.06 and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Section 7.05, a “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to cause a breach of this Agreement.

Section 7.06 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Buyer pursuant to Section 7.03(a), then the Company shall pay to Buyer (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b) If this Agreement is terminated by the Company pursuant to Section 7.04(a), then the Company shall pay to Buyer (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(c) If this Agreement is terminated (i) by Buyer pursuant to Section 7.03(b), provided that the Company Requisite Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (ii) by the Company or Buyer pursuant to (x) Section 7.02(a) hereof and provided that the Company Requisite Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (y) Section 7.02(c) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination (in the case of termination pursuant to Section 7.02(a) or Section 7.03(b)) or the Company Stockholders Meeting (in the case of termination pursuant to Section 7.02(c)), a Takeover Proposal shall (1) in the case of a termination pursuant to Section 7.02(a) or Section 7.02(c), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 7.03(b), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (B) within twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Buyer (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to 15% shall be deemed to be references to “more than 50%” instead). If a Person (other than Buyer) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholder Meeting, as applicable, and, within twelve (12) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).

(d) The Company acknowledges and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Buyer and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, Buyer makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Buyer the reasonable costs and expenses of Buyer (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(e) Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

Section 7.07 Amendment.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Requisite Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Company Requisite Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Company Common Stock without such approval.

Section 7.08 Extension; Waiver.  At any time prior to the Effective Time, Buyer or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
Miscellaneous

Section 8.01 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.02 Survival.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.02 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.03 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.04 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties irrevocably submits to the exclusive jurisdiction of the state courts and federal courts in the State of Delaware for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any action, suit or proceeding relating hereto except in such courts). Each of the parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such party’s respective address set forth in Section 8.05 will be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the state courts and federal courts in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE

IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

Section 8.05 Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.05):

If to Buyer or Merger Sub, to:	AMPLEXOR USA INC. 1650 West End Blvd., Suite 100 St. Louis Park, MN 55416 Attention: Michael Such E-mail: Michael.such@amplexor.com
with a copy (which will not constitute notice to Buyer or Merger Sub) to:	Quarles & Brady LLP 300 N. LaSalle St., Suite 4000 Chicago, IL 60654 Attention: Kevin Slaughter E-mail: kevin.slaughter@quarles.com
AMPLEXOR International SA 55 rue de Luxembourg L-8077 Bertrange, Luxembourg Attention: Mark Evenepoel E-mail: Mark.evenepoel@amplexor.com
If to the Company, to:	Sajan, Inc. 625 Whitetail Blvd. River Falls, WI 54022 Attention: Shannon Zimmerman E-mail: szimmerman@sajan.com
with a copy (which will not constitute notice to the Company) to:	Fredrikson & Byron P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 555402 Attention: John Houston E-Mail: jhouston@fredlaw.com or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.06 Entire Agreement.  This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.07 No Third Party Beneficiaries.  Except as provided in Section 5.08 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08 Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.09 Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Buyer or to one or more of Buyer’s direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.10 Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.11 Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.12 Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SAJAN, INC.

By	/s/ Shannon Zimmerman Name: Shannon Zimmerman Title: Chief Executive Officer

AMPLEXOR USA INC.

By	/s/ Mark Evenepoel Name: Mark Evenepoel Title: Director
By	/s/ Michael Such Name: Michael Such Title: Director

AMPLEXOR FALCON, INC.

By	/s/ Mark Evenepoel Name: Mark Evenepoel Title: Director
By	/s/ Michael Such Name: Michael Such Title: Director

EXHIBIT A

DEFINITIONS

Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Book-Entry Shares” has the meaning set forth in Section 2.02(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Minneapolis, Minnesota are authorized or required by Law or other governmental action to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.07(b).

“Certificate” has the meaning set forth in Section 2.01(c).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” has the meaning set forth in Section 3.01(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in Section 2.05.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.04(a).

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.04(a).

“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.07(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article III.

“Company Employee” has the meaning set forth in Section 3.12(a).

“Company Employee Agreement” means any Contract between the Company or any of its Subsidiaries and a Company Employee.

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Company Financial Advisor” has the meaning set forth in Section 3.10.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate with any other event, occurrence, fact, condition or change, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) general conditions in the industry in which the Company and its Subsidiaries operate; (e) any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof) or required by any change in applicable Law after the date hereof; (f) any adoption, implementation, promulgation, repeal or modification of any applicable Law after the date hereof; (g) compliance with the express terms of, or the taking of any action expressly required by, this Agreement (excluding the Company operating in the normal course of business) or the taking of any action consented to or requested in writing by Buyer prior to the taking of such action; or (h) any legal proceedings made or brought by any current or former securityholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any transactions contemplated by this Agreement; provided further, however, that any event, change and effect referred to in clauses (a), (c), (d), (e) and (f) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company-Owned Intellectual Property” means the Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Owned Software” has the meaning set forth in Section 3.07(d).

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Proxy Statement” has the meaning set forth in Section 3.16.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.07(a).

“Company Requisite Vote” has the meaning set forth in Section 3.03(a).

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b).

“Company Stock Option” has the meaning set forth in Section 2.07(a).

“Company Stock Plans” has the meaning set forth in Section 3.02(b).

“Company Stockholders Meeting” means the special meeting of the Stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Confidentiality Agreement” has the meaning set forth in Section 5.03.

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“DGCL” has the meaning set forth in the Preamble.

“Dissenting Shares” has the meaning set forth in Section 2.03.

“Effective Time” has the meaning set forth in Section 1.03.

“Employment Agreement” means the amended and restated employment agreement by and between the Company and Shannon Zimmerman, substantially in the form of Exhibit D.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Exchange Agent” has the meaning set forth in Section 2.02(a).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement, the filing of any required notices under the HSR Act or Foreign Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated hereby.

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Guaranty” shall mean the guaranty in the form substantially set forth in Exhibit E.

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 5.08(a).

“Indemnifying Parties” has the meaning set forth in Section 5.08(b).

“Intellectual Property” means all United States and foreign intellectual property and proprietary rights, including all (a) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade names, trade dress, logos, corporate names, brand names, and other source identifiers (whether registered or unregistered) together with all translations, adaptations, derivations, and combinations thereof, all applications, registrations, and renewals in connection therewith, and all goodwill associated therewith, (c) domain names, uniform resource locators and other names and locators associated with the Internet, and all registrations in connection therewith, (d) works of authorship (whether or not published), and all copyrights, moral rights, designs and mask works, and all registrations, applications and renewals in connection therewith, (e) Software, (f) websites and their contents (including text, artwork, graphics, photos, images, audios, videos and data), and other proprietary rights and technology included on or used to operate and maintain websites, including all data, documentation, files, cgi and other scripts, HTML code, member/subscriber/user data (including personally identifiable data and aggregate data), archives, and server and traffic logs relating to such sites, (g) rights relating to the use of a natural person’s name, likeness, photos, images, voice, biographical information, or any other element of such natural person’s identity, and (h) trade secrets, confidential business information, and other proprietary information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information).

“Intervening Event” means any material event, circumstance, change, effect, development or condition (other than a Takeover Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to a Takeover Proposal) first occurring or arising after the date of this Agreement that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement).

“IRS” means the United States Internal Revenue Service.

“IT Assets” has the meaning set forth in Section 3.07(h).

“Knowledge” means: (a) when used with respect to the Company, the actual knowledge of Shannon Zimmerman, Angela Zimmerman, Benno G. Sand, Benjamin F. Allen, Michael W. Rogers, Thomas Magne, Lori Bechtel, or Thomas P. Skiba, after due and reasonable inquiry; and (b) when used with respect to Buyer, the actual knowledge of any officer or director, after due and reasonable inquiry.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lease” has the meaning set forth in Section 3.13(b).

“Leased Real Estate” has the meaning set forth in Section 3.13(b).

“Legal Action” has the meaning set forth in Section 3.09.

“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 5.08(c).

“Merger” has the meaning set forth in Section 1.01.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Notice Period” has the meaning set forth in Section 5.04(d).

“Nasdaq” has the meaning set forth in Section 3.03(c).

“Order” has the meaning set forth in Section 3.09.

“Payment Fund” has the meaning set forth in Section 2.02(a).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Publicly Available Software” means (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as “free software” or “open source software” (e.g. Linux), or pursuant to “open source,” “copyleft” or similar licensing and distribution models; and (b) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, Software licensed or distributed pursuant to any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) BSD licenses, (e) the Netscape Public License, (f) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and (g) the Apache Software License.

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” has the meaning set forth in Section 5.04(a).

“Company Requisite Vote” has the meaning set forth in Section 3.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(g).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.04(a).

“Self-Help Code” means any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program.

“Software” means (a) software, firmware, middleware, and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code, (b) databases and compilations, including any and all libraries, data and collections of data, whether machine readable, on paper or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, (d) the technology supporting, and the contents and audiovisual displays on any web sites, (e) all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof, and (f) all other works of authorship and media relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Subsidiary” means, when used with respect to any party, and except as set forth on Section 8.01(iii) of the Company Disclosure Letter, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s consolidated assets or a majority of the outstanding Company Common Stock, that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by Buyer during the Notice Period set forth in Section 5.04(d).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Buyer and its Subsidiaries, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means One Million Five Hundred Thousand Dollars ($1,500,000).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unauthorized Code” means any virus, bug, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware, or data.

“Voting Debt” has the meaning set forth in Section 3.02(c).

ANNEX B

FAIRNESS OPINION

April 25, 2017

Special Committee of the Board of Directors
Sajan, Inc.
645 Whitetail Blvd.
River Falls, WI 54022

Dear Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be paid to the shareholders of Sajan, Inc. (“Sajan” or the “Company”) in the proposed plan of merger with Amplexor USA, Inc. (“Amplexor” or the “Buyer”) and Amplexor FALCON, Inc. (“Merger Sub”) (the “Merger”). Pursuant to the Merger Agreement (the“Agreement”) among Sajan and Amplexor, the Buyer will enter into a business combination transaction whereby the Merger Sub will merge with and into the Company with the Company as the surviving corporation and a wholly-owned subsidiary of the Buyer. In the Merger, each share of common stock of the Company will be converted into the right to receive the Merger Consideration of $5.83 per share, subject to the terms and conditions of the Agreement.

In connection with our opinion, we have:

(a)	considered a draft dated April 14, 2017 of the Agreement and related documents and agreements;
(b)	considered certain financial and other information relating to the Company that was publicly available or furnished to us by the Company, including financial forecasts;
(c)	considered certain financial data of the Company and compared that data with similar data for other publicly-held companies in businesses similar to those of the Company;
(e)	considered the financial terms, to the extent publicly available of certain recent public acquisitions of companies in businesses similar to those of the Company; and
(f)	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this opinion.

The opinions expressed herein are subject to the following additional qualifications and limitations:

(i)	In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to us by Company. With respect to the financial forecasts examined by us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company.
(ii)	We have not made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such appraisals.
(iii)	We express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Merger Consideration to be received by holders of the Company’s common stock pursuant to the Merger Agreement or otherwise.
(iv)	Our opinion does not address, and should not be construed to address, either the underlying business decision to effect the Merger and we express no view as to the federal, state or local tax consequences of the Merger.
(v)	Our opinion is based on business, economic, market and other conditions as they exist as of the date hereof or as of the date of the information provided to us.

B-1

(vi)	We have assumed that the Merger will be consummated in accordance with the terms set forth in the Agreement without material modification waiver or delay, and that in connection with the receipt of all necessary regulatory approvals for the Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger.
(vii)	This opinion is effective as of the date hereof. We have no obligation to update the opinion unless requested by you in writing to do so and expressly disclaim any responsibility to do so in the absence of any such request.

We have acted as financial advisor to the Company and the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion, and a significant portion of which is contingent upon the consummation of the Merger. In addition, we were requested to provide advice concerning the structure of the Merger and did participate in negotiations with respect to the terms of the Merger and related transactions. Please note that Dougherty is a full service broker dealer engaged in securities trading, research, investment management and brokerage services. In the ordinary course of its trading, brokerage, investment management and financing activities, Dougherty or its affiliates may actively trade the debt and equity securities of the Company for its own account or for the accounts of its customers or its managed investment accounts and, accordingly, may at any time hold long or short positions in such securities.

The issuance of this opinion was approved by a fairness opinion committee of Dougherty & Company LLC. This letter is for the information of the Special Committee of the Board of Directors in connection with the Merger described herein. This opinion may not be quoted or referred to, in whole or in part, filed with, or furnished or disclosed publicly or privately to any other party, or used for any other purpose, without Dougherty’s prior written consent; provided, however, that this opinion may be reproduced in full in the proxy statement to be provided to the Company’s shareholders in connection with the Merger. Any description or reference to us or our opinion in the proxy statement (or any other publicly available document or regulatory filing), however, shall be subject to our prior review and approval. This opinion does not address the underlying business decision to enter the Merger, does not address the prices at which the Company’s common stock may trade at any time and expresses no opinion as to how the shareholders of the Company should vote at a shareholders’ meeting, if any, held to consider the Merger.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration of $5.83 per share to be paid in the proposed Merger is fair, from a financial point of view, to the shareholders of the Company.

Sincerely,

DOUGHERTY & COMPANY LLC
By: /s/ Joseph P. Sullivan Name: Joseph P. Sullivan Title: Senior Vice President

B-2

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title and, subject to paragraph (b)(3) of this section, §251(h) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1) Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to §253 or §267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

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SAJAN, INC.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on [______], 2017.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3 AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR":

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ______________________ **Signature, if held jointly** ______________________ **Date** __________, **2017.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

The Proxy Statement is available at http://www.cstproxy.com/sajan/2017

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SAJAN, INC.

The undersigned appoints Shannon Zimmerman and Michael Rogers, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Sajan, Inc. held of record by the undersigned at the close of business on [   ], 2017 at the Special Meeting of Stockholders of Sajan, Inc. to be held on [   ], 2017, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1, PROPOSAL 2, AND PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)